      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                   FORM 10/A
                                AMENDMENT NO. 3


                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                     PURSUANT TO SECTION 12(B) OR 12(G) OF

                      THE SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                         GRIFFIN LAND & NURSERIES, INC.

             (Exact name of registrant as specified in its charter)

         DELAWARE                        06-0868496
      (State or other          (I.R.S. Employer Identification
      jurisdiction of                       No.)
     incorporation or
       organization)

   ONE ROCKEFELLER PLAZA
       NEW YORK, NY                         10020
   (Address of principal                 (Zip Code)
     executive office)

                            ------------------------

              Registrant's telephone number, including area code:
                                 (860) 286-7660

                            ------------------------

       Securities to be registered pursuant to Section 12(b) of the Act.


                                     None.


       Securities to be registered pursuant to Section 12(g) of the Act.


                    Common Stock, par value $0.01 per share


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         GRIFFIN LAND & NURSERIES, INC.
               INFORMATION INCLUDED IN INFORMATION STATEMENT AND
                     INCORPORATED IN FORM 10 BY REFERENCE.
              CROSS-REFERENCE SHEET BETWEEN INFORMATION SHEET AND
                               ITEMS ON FORM 10.

ITEM NO.   ITEM CAPTION                                                     LOCATION IN INFORMATION STATEMENT
---------  -----------------------------------------------------  -----------------------------------------------------
       1.  Business.............................................  BUSINESS

       2.  Financial Information................................  SELECTED COMBINED FINANCIAL DATA

       3.  Properties...........................................  BUSINESS

       4.  Security Ownership of Certain Beneficial Owners and
            Management..........................................  PRINCIPAL STOCKHOLDERS

       5.  Directors and Executive Officers.....................  MANAGEMENT; CERTAIN EMPLOYEE BENEFIT MATTERS

       6.  Executive Compensation...............................  MANAGEMENT; CERTAIN EMPLOYEE BENEFIT MATTERS

       7.  Certain Relationships and Related Transactions.......  RELATIONSHIP BETWEEN CULBRO AND GRIFFIN AFTER THE
                                                                   DISTRIBUTION; CERTAIN RELATIONSHIPS AND RELATED
                                                                   TRANSACTIONS.

       8.  Legal Proceedings....................................  BUSINESS

       9.  Market Price of and Dividends on the Registrant's
            Common Equity and Related Stockholder Matters.......  DIVIDEND POLICY; SHARES ELIGIBLE FOR FUTURE SALE

      10.  Recent Sales of Unregistered Securities..............  Part II

      11.  Description of Registrant's Securities to be
            Registered..........................................  DESCRIPTION OF CAPITAL STOCK

      12.  Indemnification of Directors and Officers............  Part II

      13.  Financial Statements and Supplementary Data..........  INDEX TO FINANCIAL STATEMENTS

      14.  Changes in and Disagreements with Accountants on
            Accounting and Financial Disclosure.................  N/A

      15.  Financial Statements and Exhibits

           (a) Financial Statements.............................  INDEX TO FINANCIAL STATEMENTS

           (b) Exhibits.........................................  Part II

                               CULBRO CORPORATION
                             387 PARK AVENUE SOUTH

                               NEW YORK, NY 10016

                                                                   June   , 1997

To the Shareholders of Culbro Corporation:


    Culbro Corporation ("Culbro") currently owns all of the outstanding shares of Common Stock (the "Common Stock") of Griffin Land & Nurseries, Inc. ("Griffin"). Culbro has recently reorganized its subsidiaries so that Griffin now holds and operates substantially all of Culbro's non-tobacco related businesses. The enclosed Information Statement contains information regarding the distribution of the Common Stock of Griffin to the shareholders of Culbro (the "Distribution"). If you are a holder of Culbro common stock on June 23, 1997, the record date for the Distribution, you will be entitled to receive one
(1) share of Common Stock of Griffin for each share of Culbro common stock you own on that date. Holders of Culbro common stock on the record date will not be required to make any payment or take any other action in order to receive Griffin shares in the Distribution. From the date which is two days prior to the record date until the time of the Distribution, the Culbro common stock is expected to trade on the New York Stock Exchange in a manner which transfers to the buyer the right to receive Common Stock in the Distribution. We expect that Griffin stock certificates will be mailed beginning on or about July 3, 1997.


    The principal effect of the Distribution will be to separate Culbro's tobacco related business from its other businesses. After the Distribution, each business will be conducted by a separate, publicly held corporation, and Culbro will merge (the "Merger") with and into its other subsidiary, General Cigar Holdings, Inc. ("General Cigar").


    The Board of Directors of Culbro, which approved the Distribution on December 12, 1996, believes that the Distribution will enhance shareholder values over the long term by allowing General Cigar and Griffin to concentrate on their respective businesses and providing each company with greater flexibility in pursuing its independent business objectives. The Culbro Board of Directors believes that the Distribution, followed by the Merger, will enable the investment community to analyze more effectively the investment characteristics, performance and future prospects of each business, enhancing the likelihood that each will achieve appropriate market recognition of its value. The Board of Directors of Culbro has unanimously approved the Distribution and the Merger. Shareholders of Culbro approved the Merger on June 2, 1997.


    Details of the Distribution and other important information, including a description of the business and management of Griffin after the Distribution, are set forth in the accompanying Information Statement, which should be reviewed carefully by shareholders. Shareholder approval of the Distribution is not required, and we are not soliciting your proxy, with respect to the Distribution.

    Shareholders of Culbro with inquiries related to the Distribution should contact A. Ross Wollen at (212) 448-3800.

                                          Sincerely yours,

                                                [SIGNATURE]

                                          Edgar M. Cullman

                                          CHAIRMAN

              PRELIMINARY INFORMATION STATEMENT DATED JUNE 4, 1997

A REGISTRATION STATEMENT ON FORM 10 RELATING TO STOCK OF GRIFFIN LAND & NURSERIES, INC. HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION AND AMENDMENT.

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION AND AMENDMENT

                            ------------------------

                             INFORMATION STATEMENT
                             ---------------------


                         GRIFFIN LAND & NURSERIES, INC.
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)



    This Information Statement is being furnished in connection with a special distribution (the "Distribution") by Culbro Corporation ("Culbro") of one (1) share of Common Stock, par value $0.01 per share (the "Common Stock"), of Griffin Land & Nurseries, Inc. (formerly known as Culbro Land Resources, Inc.) ("Griffin") for each share of Culbro common stock, par value $1 per share (the "Culbro Common Stock"), held of record as of the close of business on June 23, 1997 (the "Record Date"). The Common Stock initially is expected to trade in the "over the counter" market as quoted on the automated quotation system Electronic Bulletin Board of the National Association of Securities Dealers, Inc. ("NASD"). Griffin plans to apply to list the Common Stock on the Nasdaq National Market ("NASDAQ") or another securities exchange or stock market, subject to compliance with the listing requirements of NASDAQ or such other exchange or market. See "THE DISTRIBUTION--Listing and Trading of the Common Stock; No Prior Market for the Common Stock." The Distribution will result in 100% of the outstanding shares of Common Stock being distributed to the holders of Culbro Common Stock. On July 3, 1997 (the "Distribution Date"), Culbro will deliver all of the issued and outstanding shares of Common Stock to Chase Mellon Shareholder Services, L.L.C., as distribution agent (the "Distribution Agent"), which in turn will distribute such shares to the holders of Culbro Common Stock as of the Record Date. It is expected that certificates representing shares of Common Stock will be mailed by the Distribution Agent on or about July 3, 1997. See "INTRODUCTION" and "THE DISTRIBUTION--Manner of Effecting the Distribution." Holders of Culbro Common Stock on the Record Date will not be required to make any payment or take any other action to receive Common Stock in the Distribution. Following the Distribution Culbro is expected to merge with and into its subsidiary General Cigar Holdings, Inc. ("General Cigar").


    Griffin owns substantially all of Culbro's non-tobacco related assets and liabilities, including all of its assets and liabilities relating to its landscape nursery business and Connecticut- and Massachusetts-based real estate business, together with Culbro's approximate 25% interest in Centaur Communications Limited ("Centaur") and its approximate 50% interest in The Eli Witt Company ("Eli Witt").

                            ------------------------

    NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION. NO PROXIES ARE BEING SOLICITED, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE AUTHORITY,
      NOR HAS SUCH COMMISSION OR OTHER AUTHORITY PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL
             OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES

                            ------------------------

          The date of this Information Statement is            , 1997

                         SUMMARY OF CERTAIN INFORMATION

    THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION SET FORTH ELSEWHERE IN THIS INFORMATION STATEMENT, WHICH SHOULD BE READ IN ITS ENTIRETY. UNLESS THE CONTEXT OTHERWISE REQUIRES, (I) REFERENCES IN THE INFORMATION STATEMENT TO CULBRO AND GRIFFIN SHALL INCLUDE THEIR RESPECTIVE SUBSIDIARIES AND
(II) REFERENCES TO A FISCAL YEAR ARE TO THE TWELVE-MONTH PERIOD ENDED THE SATURDAY NEAREST NOVEMBER 30 OF THE YEAR REFERENCED. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS INFORMATION STATEMENT.


Distributing Company..............  Culbro Corporation, a New York corporation ("Culbro").
                                    Following the Distribution, Culbro is expected to merge
                                    with and into General Cigar Holdings, Inc., ("General
                                    Cigar"), a Delaware Corporation.

Distributed Company...............  Griffin Land & Nurseries, Inc., a Delaware corporation
                                    ("Griffin"), which owns substantially all of the
                                    Connecticut- and Massachusetts-based real estate and the
                                    landscape nursery businesses previously operated by
                                    Culbro, the approximate 25% interest in Centaur
                                    Communications Limited ("Centaur") and the approximate
                                    50% interest in The Eli Witt Company ("Eli Witt")
                                    previously owned by Culbro. Griffin was incorporated
                                    under the laws of Delaware on March 10, 1970.

The Distribution..................  On the Distribution Date, all of the outstanding shares of Common Stock will be delivered to the Distribution
                                    Agent. On or about July 3, 1997, the Distribution Agent
                                    will mail stock certificates representing shares of
                                    Common Stock to holders of record of Culbro Common Stock
                                    as of the Record Date. See "THE DISTRIBUTION--Manner of
                                    Effecting the Distribution."

Record Date.......................  June 23, 1997.

Distribution Date.................  July 3, 1997.

Distribution Ratio................  Each Culbro shareholder will receive one (1) share of
                                    Common Stock for each share of common stock, $1 par
                                    value, of Culbro (the "Culbro Common Stock") owned on
                                    the Record Date.

Shares to be Distributed..........  The shares to be distributed to Culbro shareholders (the
                                    "Distribution Shares") will constitute all of the shares
                                    of Common Stock outstanding immediately after the
                                    Distribution. The number of Distribution Shares will
                                    equal the number of shares of Culbro Common Stock
                                    outstanding on the Record Date.

Distribution Agent................  Chase Mellon Shareholder Services, L.L.C.

No Payment Required...............  Culbro shareholders will not be required to make any payment or to take any other action to receive their
                                    portion of the Distribution. See "THE
                                    DISTRIBUTION--Manner of Effecting the Distribution."

Conditions to the Distribution....  The Distribution is conditioned upon, among other things, (1) declaration of the special dividend by the
                                    Board of Directors of Culbro (the "Culbro Board") and
                                    (2) the receipt of a private letter ruling from the
                                    Internal Revenue Service (the "IRS") or

                                    an opinion of counsel, in either case, in form and
                                    substance satisfactory to the Culbro Board as to the tax
                                    consequences of the Distribution (see "--Tax
                                    Consequences"). The Culbro Board has reserved the right
                                    to waive any conditions to the Distribution or, even if
                                    the conditions to the Distribution are satisfied, to
                                    abandon, defer or modify the Distribution at any time
                                    prior to the Distribution Date. See "INTRODUCTION" and
                                    "THE DISTRIBUTION--Manner of Effecting the
                                    Distribution."

The Merger........................  Following the Distribution, but not before August 26,
                                    1997 without the prior written consent of Donaldson,
                                    Lufkin & Jenrette Securities Corporation, Culbro will
                                    merge with and into its subsidiary, General Cigar (the
                                    "Merger").

Reasons for the Distribution......  The Distribution will formally separate Culbro's tobacco and non-tobacco related businesses. After the
                                    Distribution, each business will be conducted by a
                                    separate, publicly held corporation. The Culbro Board
                                    believes that the Distribution will enable the
                                    management of each company to concentrate its attention
                                    and financial resources on the core businesses of such
                                    company, and enhance stockholder value over the
                                    long-term by allowing the investment community to
                                    analyze more effectively the investment characteristics,
                                    performance and future prospects of the two distinct
                                    business groups. The Culbro Board also believes that the
                                    Distribution will provide each company with greater
                                    flexibility in pursuing its independent business
                                    objectives. See "THE DISTRIBUTION--Background and
                                    Reasons for the Distribution."

Tax Consequences..................  The Culbro Board has conditioned the Distribution on receipt of a private letter ruling from the IRS or an
                                    opinion of counsel satisfactory to the Culbro Board, in
                                    either case, to the effect, among other things, that
                                    receipt of shares of Class B Common Stock by holders of
                                    Culbro Common Stock will be tax free. See "THE
                                    DISTRIBUTION--Federal Income Tax Aspects of the
                                    Distribution."

Trading Market....................  There is currently no public market for the Common
                                    Stock. The Common Stock initially is expected to trade
                                    in the "over the counter" market as quoted on the NASD's
                                    automated quotation system Electronic Bulletin Board.
                                    Griffin plans to apply to list the Common Stock on
                                    NASDAQ or another securities exchange or stock market,
                                    subject to compliance with the listing requirements of
                                    NASDAQ or such other exchange or market. See "THE
                                    DISTRIBUTION--Listing and Trading of the Common Stock;
                                    No Prior Market for the Common Stock," and "RISK
                                    FACTORS--No Prior Market for Common Stock."

General Cigar.....................  General Cigar Holdings, Inc., incorporated under the laws of Delaware, is a publicly-held corporation which
                                    conducts the tobacco related businesses of Culbro. In
                                    February 1997, General Cigar consummated an initial
                                    public offering (the "Offering") of

                                    6,900,000 shares of its Class A Common Stock, par value
                                    $0.01 per share (the "Class A Common Stock").

Principal Office of Griffin.......  The principal executive offices of Griffin will be located at One Rockefeller Center, New York, New York,
                                    10020.

Board of Directors................  Culbro, as the sole stockholder of Griffin, has elected the following persons to constitute the Board of
                                    Directors of Griffin; Edgar M. Cullman, Frederick M.
                                    Danziger, John L. Ernst and Winston J. Churchill, Jr.

Risk Factors......................  See "RISK FACTORS" for a discussion of factors that should be considered in connection with the Common Stock
                                    received in the Distribution.

Financing.........................  Prior to the Distribution, Griffin expects to establish facilities for letters of credit and lines of credit.
                                    See "DESCRIPTION OF CERTAIN INDEBTEDNESS."

                                  INTRODUCTION


    The Board of Directors of Culbro has declared a special distribution (the "Distribution") of one share of Common Stock of Griffin, for each share of Culbro Common Stock held as of the Record Date. Culbro will effect the Distribution on the Distribution Date by delivering all of the issued and outstanding shares of Common Stock to the Distribution Agent for transfer and distribution to the holders of record of Culbro Common Stock as of the Record Date. It is expected that certificates representing shares of Common Stock will be mailed to Culbro shareholders beginning on or about July 3, 1997.



    In the summer of 1996, Culbro began considering a major cigar business acquisition and its financial consequences, including the desirability of making a public offering of common stock. Culbro reviewed its capital structure with both its financial advisors and potential underwriters for an offering of common stock and concluded that the best structure for a public offering was a "pure play" cigar company with no prior trading history. Culbro believed that this structure would provide more net dollars than an offering of Culbro shares and, therefore, was considered to be a more desirable way of raising capital that would ultimately benefit Culbro shareholders. To achieve this, Culbro created General Cigar to make the public offering. The underwriters and financial advisors also agreed that added liquidity, through not having a holding company structure with both Culbro and General Cigar as public companies traded on the New York Stock Exchange ("NYSE"), was desirable. To achieve this end and to reduce ongoing costs, Culbro proposed the Merger following the Distribution so that the resulting structure would be two public companies, General Cigar and Griffin, each pursuing its separate business with its separate resources. Culbro believed that the cigar business thereby would be able to receive substantially higher proceeds from the Offering because it would be viewed as a "pure play" cigar company, and would eventually have greater share liquidity as the result of the issuance of added public shares at the time of the Merger which the underwriters viewed as desirable. In addition, the probable discount to (i) Culbro Common Stock associated with holding the cigar business through a holding company that did not own all of the cigar company stock and (ii) the Class A Common Stock of General Cigar associated with owning stock of an entity controlled by a single enterprise with potentially different expansion and dividend policies, would be eliminated by the Merger.


    Culbro declared the Distribution because it believes that it is in the best interests of Culbro and General Cigar to separate the cigar business from the unrelated businesses of Culbro. By effecting the Distribution, Culbro believes that Culbro, General Cigar and their shareholders will benefit by allowing the cigar business and non-tobacco related businesses to be evaluated on a stand-alone basis.

    After the Distribution, the tobacco business will be conducted by General Cigar and the non-tobacco businesses will be conducted by Griffin, each as a separate, publicly held corporation. Effective as of February 27, 1997, Culbro transferred to Griffin, as a contribution to capital, substantially all of its assets and liabilities relating to its landscape nursery and Connecticut- and Massachusetts-based real estate businesses, as well as Culbro's interest in Centaur and Eli Witt. Griffin will own and operate substantially all of the real estate and nursery businesses while General Cigar will own and operate the tobacco related businesses. See "BUSINESS." The Distribution is intended to enhance shareholder value over the long term by allowing Griffin and Culbro (and following the Merger, General Cigar) to concentrate on their respective businesses, and by enabling the investment community to analyze more effectively the investment characteristics, performance and future prospects of the two distinct business groups. The Distribution is also intended to provide each company with greater flexibility in pursuing its independent business objectives.

    For a description of risk factors in connection with the Distribution and the related transactions described in this Information Statement, see "RISK FACTORS."


    Griffin was formed as a subsidiary of Culbro on March 10, 1970. There has been no trading market in the Common Stock. The Common Stock initially is expected to trade in the "over the counter" market as quoted on the NASD's automated quotation system Electronic Bulletin Board. Griffin plans to apply to list the Common Stock on NASDAQ or another securities exchange or stock market, subject to compliance with the listing requirements of NASDAQ or such other exchange or market.


    The Distribution does not require shareholder approval and the Culbro Board may abandon, defer or modify the Distribution prior to the Distribution Date. Culbro shareholders will not be entitled to appraisal rights in connection with the Distribution.

    The principal executive offices of Griffin are located at One Rockefeller
Plaza, New York, New York 10020; telephone number (212)        .

                                  RISK FACTORS

    Shareholders should note the following risk factors, as well as the other information contained in this Information Statement.

COMPETITION

    The landscape nursery business is competitive and Griffin competes against a number of other companies, including local and regional nursery businesses. Some of Griffin's competitors may be in a stronger financial position than Griffin. Numerous real estate developers operate in the portion of Connecticut and Massachusetts in which Griffin's holdings are concentrated. Some of such businesses compete in each anticipated business of Griffin and may have greater financial resources than Griffin. See "BUSINESS--Competition."

ASSUMED LIABILITIES; THE ELI WITT COMPANY


    Pursuant to the terms of the Distribution Agreement, Tax Sharing Agreement and Employee Benefits Allocation Agreement, certain liabilities of Culbro are being assumed by Griffin, including liabilities relating to the real estate business and the nursery business, certain specified tax liabilities, liabilities relating to employees of Griffin and all of Culbro's interests relating to Eli Witt. As a result of the Asset Transfers, Griffin acquired Culbro's 50.1% interest in Eli Witt. In November 1996, Eli Witt filed for protection under Chapter 11 of the Federal Bankruptcy Law. Prior to February 1993, Eli Witt was a wholly-owned subsidiary of Culbro and filed consolidated tax returns with Culbro. Culbro, Eli Witt and other parties engaged in two complex acquisitions and reorganizations in 1993 and 1994, pursuant to which Culbro in 1993 received material distributions both to repay intercompany indebtedness and as a return of capital from Eli Witt which was used to repay Culbro's debt, including substantial amounts Culbro had previously borrowed from unaffiliated third parties to fund Eli Witt's business. Culbro subsequently loaned $5 million to Eli Witt. It is anticipated that these transactions (including the transfer of funds to Culbro) will be reviewed by Eli Witt creditors and other parties in interest in connection with the Chapter 11 case. Griffin believes that Eli Witt was solvent at the time of the distributions to Culbro in 1993, and therefore that such distributions would not constitute a fraudulent conveyance under applicable federal and state insolvency laws. Griffin is not entitled to contribution from Culbro or General Cigar for liabilities assumed by Griffin relating to the Eli Witt matter. Griffin is obligated to indemnify Culbro and General Cigar for any liability relating to the Eli Witt matter. To date, one creditor has written to the unsecured creditors committee proposing an inquiry into this matter. Any claim based on the foregoing, if asserted and successfully prosecuted, could have a material adverse effect on Griffin's financial condition. See "BUSINESS--Legal Matters."


NO OPERATING HISTORY AS AN INDEPENDENT COMPANY

    Griffin does not have an operating history as an independent public company. Griffin also will have a new management team in place at the commencement of its operation as a public company. The Griffin business has historically relied on Culbro for various financial and administrative services. After the Distribution, Griffin will require its own lines of credit, banking relationships and administrative functions although Culbro (and following the Merger, General Cigar) will continue to provide Griffin with certain administrative services for a period of at least one year following the Distribution Date. There can be no assurance that, following the Distribution, and particularly following the termination of administrative relations with Culbro (and following the Merger, General Cigar), Griffin will be able to operate efficiently as an independent public corporation.

DIVIDEND POLICY

    Griffin's dividend policy will be established by the Griffin Board from time to time based on the results of operations and financial condition of Griffin and such other business considerations as the Griffin Board considers relevant. It is not anticipated that dividends will be paid for a substantial period of time following the Distribution. See "DIVIDEND POLICY" and "--Lack of Cash Flow from Operations; Need for Additional Cash."

NO PRIOR MARKET FOR COMMON STOCK


    There has been no prior trading market for the Common Stock and there can be no assurance as to the prices at which the Common Stock will trade before or after the Distribution Date. The Common Stock initially is expected to trade in the "over the counter" market as quoted on the NASD's automated quotation system Electronic Bulletin Board. Griffin plans to apply to list the Common Stock on NASDAQ or another securities exchange or stock market, subject to compliance with the listing requirements of NASDAQ or such other exchange or market.Until the Common Stock is fully distributed and an orderly market develops, the prices at which the Common Stock trades may fluctuate significantly. Prices for the Common Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of Griffin and its business and general economic and market conditions. See "THE DISTRIBUTION--Listing and Trading of the Common Stock; No Prior Market for the Common Stock."


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    Culbro has applied for a Tax Ruling from the IRS to the effect that, among other things, for United States federal income tax purposes the Distribution will be tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE DISTRIBUTION--Federal Income Tax Aspects of the Distribution." The continuing validity of any such ruling, if granted, will be subject to certain factual representations and assumptions. Neither Culbro nor Griffin is aware of any facts or circumstances which should cause such representations and assumptions to be untrue. The Distribution Agreement (as defined below) provides that neither Culbro nor Griffin is to take any action inconsistent with, nor fail to take any action required by, the request for the Tax Ruling or the Tax Ruling unless required to do so by law or permitted to do so by the prior written consent of the other party or, in certain circumstances, a supplemental ruling or tax opinion. See "RELATIONSHIP BETWEEN CULBRO AND GRIFFIN AFTER THE DISTRIBUTION--Distribution Agreement."

LACK OF CASH FLOW FROM OPERATIONS; NEED FOR ADDITIONAL CASH

    Although neither Griffin nor any of its subsidiaries currently has outstanding any material indebtedness, Griffin has operated during the last several years with little positive net cash flow and losses. See "--Historical Operating Losses and Net Deficit." In order to develop its real estate business, Griffin either must sell assets or obtain debt financing. Griffin intends to consider development opportunities, as well as a variety of financing options, including the incurrence of one or more forms of indebtedness. There can be no assurance, however, that any such financing can be obtained by Griffin on commercially reasonable terms or at all, or that dispositions of assets, if any, can be made in a sufficiently timely fashion to meet Griffin's cash needs, or at prices that reflect the fair market value of such assets at the time of any such dispositions. The inability of Griffin to generate cash in the future could have an adverse effect on Griffin's ability to develop its property, financial condition or results of operations.

POTENTIAL RESTRICTIONS IMPOSED BY THE TERMS OF GRIFFIN'S FUTURE INDEBTEDNESS

    The terms and conditions of future debt instruments of Griffin or its subsidiaries may impose restrictions on Griffin and its subsidiaries that affect, among other things, their ability to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets, and make certain investments. The ability of Griffin and its subsidiaries to comply with the terms of their respective debt instruments can be affected by events beyond their control, including events such as changes in prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, which could impair Griffin's operating performance. There can be no assurance that the assets or cash flows of Griffin or its subsidiaries would be sufficient to repay in full borrowings under their respective outstanding debt instruments, whether upon maturity or in the event of acceleration upon an event of default, or upon a required repurchase in the event of a change of control, or that Griffin would be able to refinance or restructure the payments on such indebtedness. See "DESCRIPTION OF CERTAIN INDEBTEDNESS."


HISTORICAL OPERATING LOSSES AND NET DEFICIT; RECENT FORECLOSURE



    Griffin in recent years has experienced net losses before extraordinary items. In 1996, an office building which had been owned by Griffin and leased to the State of Connecticut was transferred to the lender to the building in a deed in lieu of foreclosure. Although Griffin believes, based on the current level of operations and anticipated growth, that cash flow from operations, cash on hand and, if needed, borrowings under an anticipated credit facility will be sufficient to fund its future operations in the near term, there can be no assurance that Griffin will operate profitability. At present, 5 individual buildings owned by Griffin are subject to mortgages aggregating $2.6 million. Each of these buildings experiences net positive cash flow after mortgage service expenses. There can be no assurance that such net positive cash flow will continue with respect to all of the properties currently subject to mortgages. See "--Lack of Cash Flow from Operations; Need for Additional Cash," "--Potential Restrictions Imposed by the Terms of Griffin's Future Indebtedness" and "--General Real Estate Investment Risks; Adverse Impact on Ability to Make Distributions."


LIMITED GEOGRAPHIC DIVERSIFICATION; DEPENDENCE ON CERTAIN REGIONS

    Griffin's properties consist almost exclusively of real estate development properties in the Hartford-Springfield corridor of Massachusetts and Connecticut and landscape nursery properties in the New England, Mid-Atlantic and Mid-Western states. Griffin's performance will therefore be linked to economic conditions and the market for commercial real estate and landscape nursery products in these regions.

ENVIRONMENTAL MATTERS


    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership (direct or indirect), operation, management and development of real properties, Griffin may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. In Simsbury, the value of Griffin's land is affected by the presence of chlordane on a portion of the land which is intended for residential development. Griffin is experimenting with means of remediation on such lands. Although Griffin believes that it will be able to take steps to reduce chlordane contamination to levels below that which would impede residential development of such properties, there can be no assurance that Griffin will be able to do so in a timely or economic fashion or at all. In the event that Griffin is unable adequately to remediate this property, its ability to develop such property for its intended purposes would be materially affected. In addition, Griffin is seeking to develop a joint venture to process bulky waste and build a transfer station and recycling operation on a portion of its land in East Granby, Connecticut. Although Griffin intends to conduct such operations in compliance with all applicable environmental laws, there can be no assurance that Griffin will not incur incremental additional costs in connection with such operations resulting from environmental compliance efforts, or as a result of any future noncompliance with such laws.



    Griffin periodically reviews its properties for the purpose of evaluating such properties' compliance with applicable state and federal environmental laws. See "BUSINESS--Real Estate Nursery Business" and "BUSINESS--Regulation; Environmental Matters."



GENERAL REAL ESTATE INVESTMENT RISKS; ADVERSE IMPACT ON ABILITY TO MAKE
  DISTRIBUTIONS; DEPRESSED MARKET FOR REAL ESTATE IN HARTFORD AREA



    GENERAL. Income from real property investments may be adversely affected by the general economic climate (particularly the economic climate of the New England region, where Griffin's properties are located), the attractiveness of Griffin's commercial development properties to tenants, competition from other available commercial properties, the ability of Griffin to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). In addition, the northwest quadrant of the Hartford area is subject to material zoning and other regulatory restrictions, which can affect Griffin's ability to develop properties in accordance with their best use.



    DEPRESSED MARKET FOR REAL ESTATE. During the last several years, the real estate market in the Hartford area, particularly that in the northwest quadrant where the majority of Griffin's acreage is located, has been depressed by a number of factors, including the decline of employment in the defense and insurance industries. There can be no assurance that the condition of the real estate market in this region will improve in the near future.


    UNINSURED LOSS. Griffin carries insurance with respect to its properties which it deems reasonable. There may be, however, certain types of losses against which Griffin may not presently be insured.


    COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR
LAWS. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Although management believes that its commercial real estate properties are substantially in compliance with present requirements of the ADA, Griffin has not conducted an audit or investigation to determine its compliance. There can be no assurance that Griffin will not incur additional costs of complying with the ADA. A number of additional federal, state and local laws exist which also may require modifications to Griffin's commercial real estate properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on Griffin, such costs could be substantial.


SEASONALITY

    Sales in Griffin's landscape nursery business are seasonal, peaking in the spring, and are affected by commercial and residential building activity as well as weather conditions. Disruptions in such building activity, due to adverse weather during the spring season or adverse economic conditions in the regions in which Griffin conducts its landscape nursery operations, could have an adverse effect on the results of operations of Griffin, taken as a whole.

INABILITY TO PREDICT DEMAND

    Many of the products developed and/or produced by the landscape nursery business require significant time in order to mature. As a result, the landscape nursery business is dependent upon the ability to accurately estimate demand from one to five years in advance of actual demand, making it more difficult for Griffin to react quickly to sudden changes in demand. A sharp increase in demand which exceeded Griffin's projections would prevent Griffin from taking full advantage of such increase and could have an adverse effect on Griffin's reputation; conversely, a sharp decrease in demand might cause a loss of inventory value, result in excess inventory and could otherwise have an adverse effect on Griffin's results of operations.

                                THE DISTRIBUTION

GENERAL


    On the Distribution Date, Culbro intends to distribute all of the outstanding shares of Common Stock to holders of record on the Record Date of Culbro Common Stock. Each holder of Culbro Common Stock will receive one (1) share of Common Stock for each share of Culbro Common Stock held on the Record Date. Holders of Culbro Common Stock on the Record Date will not be required to make any payment or to take any other action to receive their portion of the Distribution.


BACKGROUND AND REASONS FOR THE DISTRIBUTION


    In the summer of 1996, Culbro began considering a major cigar business acquisition and its financial consequences, including the desirability of making a public offering of common stock. Culbro reviewed its capital structure with both its financial advisors and potential underwriters for an offering of common stock and concluded that the best structure for a public offering was a "pure play" cigar company with no prior trading history. Culbro believed that this structure would provide more net dollars than an offering of Culbro shares and, therefore, was considered to be a more desirable way of raising capital that would ultimately benefit Culbro shareholders. To achieve this, Culbro created General Cigar to make the public offering. The underwriters and financial advisors also agreed that added liquidity, through not having a holding company structure with both Culbro and General Cigar as public companies traded on the NYSE, was desirable. To achieve this end and to reduce ongoing costs, Culbro proposed the Merger following the Distribution so that the resulting structure would be two public companies, General Cigar and Griffin, each pursuing its separate business with its separate resources. Culbro believed that the cigar business thereby would be able to receive substantially higher proceeds from the Offering because it would be viewed as a "pure play" cigar company, and would eventually have greater share liquidity as the result of the issuance of added public shares at the time of the Merger which the underwriters viewed as desirable. In addition, the probable discount to (i) Culbro Common Stock of General Cigar associated with holding the cigar business through a holding company that did not own all of the cigar company stock and (ii) the Class A Common Stock associated with owning stock of an entity controlled by a single enterprise with potentially different expansion and dividend policies, would be eliminated by the Merger.



    Culbro declared the Distribution because it believes that it is in the best interests of Culbro and General Cigar to separate the cigar business from the unrelated businesses of Culbro. By effecting the Distribution, Culbro believes that Culbro, General Cigar and their shareholders will benefit by allowing the cigar business and non-tobacco related businesses to be evaluated on a stand-alone basis.


    After the Distribution, the tobacco business will be conducted by General Cigar and the non-tobacco businesses will be conducted by Griffin, each as a separate, publicly held corporation. The Culbro Board believes that the Distribution will enable the management of each company to concentrate its attention and financial resources on the core businesses of such company, and enhance stockholder value over the long term by allowing the investment community to analyze more effectively the investment characteristics, performance and future prospects of the two distinct business groups. The Culbro Board also believes that the Distribution will provide each company with greater flexibility in pursuing its independent business objectives.

MANNER OF EFFECTING THE DISTRIBUTION


    On the Distribution Date, all of the outstanding shares of Common Stock will be delivered to the Distribution Agent for transfer and distribution to the holders of record of Culbro Common Stock as of the Record Date. It is expected that certificates representing shares of Common Stock will be mailed by the Distribution Agent to Culbro shareholders beginning on or about July 3, 1997.


    The Board of Directors of Culbro has reserved the right to abandon, defer or modify the Distribution and the related transactions described in this Information Statement at any time prior to 11:59 p.m., New York time, on the day immediately preceding the Distribution Date.


    No holder of Culbro Common Stock will be required to pay any cash or other consideration for the shares of Common Stock received in the Distribution or surrender or exchange shares of Culbro Common Stock in order to receive Common Stock. The Distribution will not affect the number of, or the rights attaching to, outstanding shares of Culbro Common Stock. All shares of Common Stock will be fully paid and non-assessable and the holders of those shares will not be entitled to preemptive rights. See "DESCRIPTION OF CAPITAL STOCK--Common Stock."


LISTING AND TRADING OF THE COMMON STOCK; NO PRIOR MARKET FOR THE COMMON STOCK


    The Common Stock initially is expected to trade in the "over the counter" market as quoted on the NASD's automated quotation system Electronic Bulletin Board. Griffin plans to apply to list the Common Stock on NASDAQ or another securities exchange or stock market, subject to compliance with the listing requirements of NASDAQ or such other exchange or market. NASDAQ has informed Griffin that it expects to amend its listing requirements to provide that a listed class of equity securities must have a minimum public float of 1.1 million shares, a minimum aggregate market value of $18 million, a minimum price per share of $5, and a minimum of 400 holders. Griffin initially will have approximately 830 shareholders of record, which does not include beneficial owners whose shares are held of record in the names of brokers or nominees, based upon the number of record shareholders of Culbro Common Stock as of April 23, 1997, and will have more than 1.1 million shares held by the public, calculated in accordance with the listing requirements of NASDAQ. For certain information regarding options to purchase Common Stock that will be outstanding after the Distribution, see "RELATIONSHIP BETWEEN CULBRO AND GRIFFIN AFTER THE DISTRIBUTION--Related Agreements--Benefits and Employment Matters Allocation Agreement" and "CERTAIN EMPLOYEE BENEFIT MATTERS."



    There is not currently a public market for the Common Stock. Prices at which the Common Stock may trade cannot be predicted. Until the Common Stock is fully distributed and an orderly market develops, the prices at which trading in such Common Stock occurs may fluctuate significantly. The prices at which the Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the Common Stock, investor perception of Griffin and the industries in which Griffin participates, Griffin's dividend policy and general economic and market conditions. See "RISK FACTORS--No Prior Market for Common Stock."



    Culbro and Griffin have received an opinion from Latham & Watkins, counsel to Culbro, to the effect that, among other things, the Distribution does not constitute a "sale" of the Common Stock to Culbro's shareholders under the Securities Act. It is Griffin's belief that the Common Stock distributed to Culbro's shareholders in the Distribution, and any Common Stock issued upon exercise of Griffin Options, will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Culbro within the meaning of Rule 144 of the Securities Act, which persons may not publicly offer or sell Common Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144 (without regard to holding period requirements thereunder). See "SHARES ELIGIBLE FOR FUTURE SALE."


FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

    On December 16, 1996, Culbro filed a request for a ruling from the IRS to the effect, among other things, that the Distribution will qualify as a tax free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that, for Federal income tax purposes:

        (1) No gain or loss will be recognized by (and no amount will be included in the income of) a holder of Culbro Common Stock upon the receipt of Common Stock in the Distribution.



        (2) The aggregate basis of the Culbro Common Stock and the Common Stock in the hands of the shareholders of Culbro immediately after the Distribution will be the same as the aggregate basis of the Culbro Common Stock held immediately before the Distribution, allocated in proportion to the fair market value of each.



        (3) The holding period of the Common Stock received by the shareholders of Culbro will include the holding period of Culbro Common Stock with respect to which the Distribution will be made, provided that such shareholder held the Culbro Common Stock as a capital asset on the Distribution Date.


        (4) No gain or loss will be recognized by Culbro upon the Distribution.

    The summary of federal income tax consequences set forth above does not purport to cover all federal income tax consequences that may apply to all categories of shareholders. All shareholders should consult their own tax advisors regarding the particular federal, foreign, state and local tax consequences of the Distribution to such shareholders.

    For a description of the Tax Sharing Agreement pursuant to which Culbro and Griffin have provided for various tax matters, see "RELATIONSHIP BETWEEN CULBRO AND GRIFFIN AFTER THE DISTRIBUTION--Related Agreements--Tax Sharing Agreement."

REASONS FOR FURNISHING THE INFORMATION STATEMENT


    This Information Statement is being furnished by Culbro solely to provide information to Culbro shareholders who will receive Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Culbro or Griffin. The information contained in this Information Statement is believed by Culbro and Griffin to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Culbro nor Griffin will update the information except in the normal course of their respective public disclosure practices.

         RELATIONSHIP BETWEEN CULBRO AND GRIFFIN AFTER THE DISTRIBUTION

    For purposes of governing certain relationships between Culbro and Griffin after the Distribution and providing for an orderly transition, Culbro and Griffin have entered into various agreements, including those described below. Copies of certain of the agreements are included as exhibits to Griffin's Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Class A Common Stock, and the following discussions with respect to such agreements are qualified in their entirety by reference to the agreements as filed.

DISTRIBUTION AGREEMENT


    In 1997, Culbro, Griffin and General Cigar entered into a distribution agreement (the "Distribution Agreement") which provides for the pro rata distribution by Culbro to the shareholders of Culbro of all issued and outstanding shares of Common Stock. Pursuant to the Distribution Agreement, Culbro transferred to General Cigar all of the common stock of General Cigar Co., Inc., Club Macanudo, Inc., Club Macanudo (Chicago), Inc. and all of Culbro's interest in the building located at 387 Park Avenue South, New York, New York. In addition, Culbro transferred to General Cigar Co., Inc. approximately 1,100 acres of its real estate holdings in the Connecticut River Valley used to cultivate cigar wrapper tobacco. In connection with these transfers, General Cigar received all licenses, permits, accounts receivable, prepaid expenses, reserves and other assets related to the cigar business. Pursuant to the Distribution Agreement, Culbro also transferred to Griffin substantially all the non-tobacco related assets of Culbro, including: (i) all of the common stock of Imperial Nurseries, Inc., a wholly-owned subsidiary of Culbro; (ii) approximately 5,500 acres of land in Connecticut and Florida, as well as several nursery wholesale and retail centers; (iii) Culbro's interests in Eli Witt and assets previously owned by Eli Witt; (iv) Culbro's 25% interest in Centaur; and (v) all licenses, permits, accounts receivable, prepaid expenses, reserves and other assets (other than cash) related to the real estate and nursery business. Culbro also transferred to Griffin $7.0 million in cash. Griffin continues to operate the real estate business owned by it prior to these Asset Transfers.


    Pursuant to the Distribution Agreement, General Cigar assumed all of Culbro's liabilities relating to the tobacco business and the assets transferred to General Cigar and General Cigar Co., Inc., and all of Culbro's retained indebtedness (other than those liabilities related to the assets transferred to Griffin), including bank and corporate debt, all expenses related to the Asset Transfers (as defined), the Offering, the Distribution and the Merger and certain other contingent liabilities. Similarly, Griffin assumed all liabilities relating to the real estate business and the nursery business and relating to the assets transferred to Griffin. These liabilities include all of Griffin's assumed and retained indebtedness, including bank and corporate debt, other liabilities relating to the assets transferred to Griffin and certain additional tax liabilities. Griffin also assumed all liabilities of Culbro related to Eli Witt, which filed for relief from creditors under Chapter 11 of the Federal Bankruptcy Code in 1996. See "RISK FACTORS--Assumed Liabilities; The Eli Witt Company."

    The transfer of certain assets and liabilities of Culbro referred to in the previous two paragraphs are referred to herein as the "Asset Transfers."

    As a result of the Asset Transfers, Culbro has become a holding company, substantially all of the assets of which are the stock of General Cigar and Griffin. Pursuant to the terms of the Distribution Agreement, General Cigar and Griffin will operate independently of each other.

    The Distribution Agreement also contains general indemnities between Culbro (or General Cigar, following the Merger) and Griffin and the procedures by which indemnification may be claimed. The Distribution Agreement provides for, on the one hand, Culbro and General Cigar to indemnify Griffin for any losses, liabilities or damages (including attorneys fees) in connection with any claim or action in respect of any of the liabilities to be assumed or retained by Culbro and General Cigar and, on the other hand, Griffin to similarly indemnify Culbro and General Cigar in connection with any claim or action in respect of any liabilities retained or assumed by Griffin. In each instance, indemnities are limited by insurance proceeds recovered by the indemnified party that reduce the amount of the loss, liability or damage. In addition, the Distribution Agreement contains provisions for the administration of insurance policies shared by the parties and provisions for the sharing of information and related services among the parties. Upon consummation of the Merger, Culbro's obligations with respect to such indemnities will become the obligations of General Cigar. With respect to corporate governance, the Distribution Agreement requires the resignation of all Griffin directors and officers from any positions they previously held with Culbro, General Cigar or General Cigar Co., Inc., and each of their respective subsidiaries, and the resignation of all directors of Culbro, General Cigar or General Cigar Co., Inc., from any positions they previously held with Griffin, except that Edgar M. Cullman and John L. Ernst will retain their seats on the Griffin board of directors notwithstanding their positions at Culbro and General Cigar, and Edgar M. Cullman will be the Chairman of the Board of Griffin.

RELATED AGREEMENTS

    TAX SHARING AGREEMENT

    Culbro and Griffin have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income or franchise taxes relating to Culbro's business for tax years prior to and including the Distribution. In general, with respect to periods ending on or before the last day of the taxable year in which the Distribution occurs, Culbro is responsible for (i) filing both consolidated federal tax returns for the Culbro affiliated group and combined or consolidated state tax returns for any group that includes a member of the Culbro affiliated group, including in each case Griffin and its subsidiaries for the relevant periods of time that such companies were members of the applicable group and
(ii) paying the taxes relating to such returns. Generally, any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities will be paid by the member or affiliated group to which the adjustment relates, with Griffin assuming responsibility for all adjustments relating to Culbro and its affiliates other than General Cigar and its subsidiaries. Griffin is responsible for filing returns and paying taxes relating to any member of the Griffin affiliated group for periods that begin before and end after the Distribution and for periods that begin after the Distribution. Culbro and Griffin have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

    SERVICES AGREEMENT

    Culbro and Griffin have entered into a services agreement (the "Services Agreement") pursuant to which Culbro has agreed to provide a number of administrative and other services to Griffin for a period of at least one year. These services include administration of Griffin's insurance policies, internal audit, preparation of tax returns, transportation and general in-house legal services. Griffin will make an annual payment of approximately $550,000 to, and will reimburse out-of-pocket expenses incurred by, Culbro and its subsidiaries, in connection with such services. Culbro will make the above services available to Griffin on an as-needed basis for a period of at least one year following the Distribution. Pursuant to the Merger, Culbro's obligations under the Services Agreement will be assumed by General Cigar.

    BENEFITS AND EMPLOYMENT MATTERS ALLOCATION AGREEMENT

    Culbro and Griffin have entered into the Benefits and Employment Matters Allocation Agreement (the "Benefits Agreement") which provides generally for the assumption by General Cigar of certain Culbro employee benefit plans and the allocation of employee benefits liabilities among Culbro, Griffin and General Cigar. In addition, the Benefits Agreement provides that upon the Distribution each option exercisable for shares of Culbro Common Stock will be converted into an option exercisable for shares of

Culbro Common Stock and an option exercisable for shares of Common Stock of Griffin. The Benefits Agreement further provides that, following the Distribution upon consummation of the Merger, options then exercisable for Culbro Common Stock will be converted into options exercisable for Common Stock of General Cigar. See "CERTAIN EMPLOYEE BENEFITS MATTERS."


    LEASES

    Griffin as lessor and General Cigar Co., Inc. as lessee have entered into a lease for certain agricultural real property in Connecticut and Massachusetts (the "Agricultural Lease"). The Agricultural Lease is for approximately 500 acres of arable land allocated to Griffin for possible commercial development in the long-term, but which provides General Cigar with a source of Connecticut Shade wrapper tobacco. General Cigar Co., Inc.'s use of the land is limited to the cultivation of cigar wrapper tobacco. The Agricultural Lease has an initial term of ten years and will provide for the extension of the lease for additional periods thereafter. In addition, at Griffin's option the Agricultural Lease may be terminated with respect to 100 acres of such land annually upon one year's prior notice. The rent payable by General Cigar Co., Inc. under the Agricultural Lease will be principally equal to the aggregate amount of all taxes and other assessments payable by Griffin attributable to the land leased. In addition, Griffin and General Cigar are considering entering into a lease for the use by General Cigar of certain commercial space in Connecticut (the "Commercial Lease"). The Commercial Lease, if entered into, would be for approximately 25,000 square feet of office space in the Griffin Center South office complex in Bloomfield, Connecticut. The Commercial Lease would have an initial term of ten years and provide for the extension of the lease for additional annual periods thereafter. The rent payable by General Cigar Co., Inc. under the Commercial Lease would be at market rates.

                            SELECTED FINANCIAL DATA

    The Selected Combined Financial Data of Griffin for fiscal 1992 and fiscal 1993 have been derived from the unaudited combined financial statements of Griffin. The Selected Combined Financial Data of Griffin for fiscal 1994, fiscal 1995 and fiscal 1996 have been derived from the audited Combined Financial Statements of Griffin included elsewhere in this Information Statement. The Selected Consolidated Financial Data of Griffin for the thirteen weeks ended March 2, 1996 and March 1, 1997 have been derived from the unaudited Consolidated Financial Statements of Griffin included elsewhere in this Information Statement. The following Selected Financial Data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Financial Statements of Griffin and Notes thereto included elsewhere in this Information Statement. The information presented below reflects CMS Gilbreth Packaging Systems, Inc. ("CMS Gilbreth") as a discontinued operation. The 1994, 1995, and 1996 information reflects the deconsolidation of Eli Witt in April 1994 and subsequent accounting for the investment in Eli Witt under the equity method. See Note 12 to the Combined Financial Statements for fiscal 1994, fiscal 1995 and fiscal 1996 included elsewhere in this Information Statement.

                                                                                                      THIRTEEN WEEKS ENDED
                                                                                                      ---------------------
                                                                                                       MARCH 2,   MARCH 1,
                                          1992          1993         1994        1995        1996        1996       1997
                                      ------------  ------------  ----------  ----------  ----------  ----------  ---------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA )
STATEMENT OF OPERATIONS DATA:
Net sales and other revenue.........  $  1,028,129  $  1,239,855  $   43,024  $   41,756  $   46,531  $    3,352  $   2,725
Operating profit (loss).............        10,496        11,336      (4,867)        810      (1,245)     (1,624)    (2,426)
Loss from continuing operations.....        (1,555)       (2,632)     (7,157)     (4,265)     (4,063)     (1,967)    (2,013)
Net income (loss)...................           344        (4,510)     (3,833)       (580)     (4,606)     (1,471)    (2,013)
BALANCE SHEET DATA:
Total assets........................       302,728       316,056     167,421     165,655     101,775     162,446     99,873
Working capital.....................        64,602        74,262      28,112      23,069      36,698      20,085     38,231
Long-term debt......................       141,871       172,068      91,614      72,737      38,846      77,916      2,896
Culbro Investment...................        44,555        32,406      44,426      61,299      47,449      52,270     90,292

                       UNAUDITED PRO FORMA FINANCIAL DATA

    In 1997, Culbro transferred to Griffin substantially all the non-tobacco related assets of Culbro, including: (i) all of the common stock of Imperial Nurseries, Inc., a wholly-owned subsidiary of Culbro; (ii) approximately 5,500 acres of land in Connecticut and Florida, as well as several landscape nursery wholesale and retail centers; (iii) Culbro's interests in Eli Witt and assets previously owned by Eli Witt; (iv) Culbro's 25% interest in Centaur; and (v) all licenses, permits, accounts receivable, prepaid expenses, reserves and other assets (other than cash) related to the real estate and nursery business. Culbro also transferred to Griffin $7.0 million in cash. These transactions are reflected in the Consolidated Financial Statements of Griffin. Griffin continues to operate the real estate business owned by it prior to the Asset Transfers.


    The Unaudited Pro Forma Combined Statement of Operations for fiscal 1996 was prepared to reflect (i) the use of proceeds from the sale of CMS Gilbreth, (ii) the exchange of the shares of preferred stock of Eli Witt in satisfaction of the subordinated note issued by Culbro to a third party, (iii) the assumption of certain liabilities by General Cigar as part of the Asset Transfers (the "Liability Assumption") and the elimination of certain nonrecurring expenses directly related to the Distribution and (iv) the effect of the Distribution on Griffin's capital structure, as if these transactions had occured at the beginning of fiscal 1996. The Unaudited Pro Forma Consolidated Statement of Operations for the thirteen weeks ended March 1, 1997 was prepared to give effect to the Liability Assumption by General Cigar as if it had been completed at the beginning of the period and the elimination of pension expense which will not be incurred in the future. The Unaudited Pro Forma Consolidated Balance Sheet at March 1, 1997 was prepared to reflect the effect of the Distribution on Griffin's capital structure as if the Distribution had occurred on March 1, 1997. The column designated Griffin Historical reflects the results of operations and the assets and liabilities, as appropriate, of Griffin and Imperial Nurseries on an historical combined basis.


    In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Combined Financial Statements are based upon, and should be read in conjunction with, the Combined Financial Statements of Griffin and Notes thereto included elsewhere in this document. The pro forma information does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of Griffin's future results.

      UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR FISCAL 1996


                                                          PRO FORMA ADJUSTMENTS FOR
                                           --------------------------------------------------------
                                                                            LIABILITY
                                                                           ASSUMPTION
                                                          EXCHANGE OF ELI   AND NON-
                                GRIFFIN     SALE OF CMS   WITT PREFERRED    RECURRING                 GRIFFIN
                              HISTORICAL     GILBRETH          STOCK        EXPENSES    DISTRIBUTION PRO FORMA
                              -----------  -------------  ---------------  -----------  -----------  ----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales and other
 revenue....................   $  46,531                                                             $   46,531
Costs and expenses:
Cost of goods sold..........      34,210                                                                 34,210
Selling, general and
 administrative expenses....      12,666                                                                 12,666
Other nonrecurring
 expense....................         900                                         (900)(5)
                              -----------  -------------        -------    -----------  -----------  ----------
Operating loss..............      (1,245 )                                        900                      (345)
Income from equity
 investment.................         303                                                                    303
Other nonoperating income,
 net........................       1,917                         (1,917   (3)
Interest expense............       7,805         (2,859  (1)        (2,167   (4)     (2,271  (6)            508
                              -----------  -------------        -------    -----------  -----------  ----------
Loss before income tax
 benefit....................      (6,830 )        2,859             250         3,171                      (550)
Income tax benefit..........      (2,767 )        1,115 (2)            98  (2)      1,237 (2)              (317)
                              -----------  -------------        -------    -----------  -----------  ----------
Loss from continuing
 operations.................  $   (4,063 ) $      1,744   $         152    $    1,934                $     (233)
                              -----------  -------------        -------    -----------  -----------  ----------
                              -----------  -------------        -------    -----------  -----------  ----------
Loss per common share from
 continuing operations......                                                                         $    (0.05)
                                                                                                     ----------
                                                                                                     ----------
Weighted average common
 shares and equivalents
 outstanding................                                                                 4,664 (7)      4,664
                                                                                        -----------  ----------
                                                                                        -----------  ----------


               See Notes to Unaudited Pro Forma Financial Statements.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THIRTEEN WEEKS ENDED MARCH 1, 1997


                                                                           PRO FORMA ADJUSTMENTS
                                                                                    FOR
                                                                          ------------------------
                                                                           LIABILITY
                                                                          ASSUMPTION
                                                                           AND NON-
                                                               GRIFFIN     RECURRING                 GRIFFIN
                                                             HISTORICAL    EXPENSES    DISTRIBUTION PRO FORMA
                                                             -----------  -----------  -----------  ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales and other revenue................................   $   2,725                             $    2,725
Costs and expenses:
Cost of goods sold.........................................       1,943                                  1,943
Selling, general and administrative expenses...............       3,208                                  3,208
                                                             -----------  -----------  -----------  ----------
Operating loss.............................................      (2,426)                                (2,426)
Loss from equity investment................................         (22)                                   (22)
Interest expense...........................................         799         (730)(6)                    69
                                                             -----------  -----------  -----------  ----------
Loss before income tax benefit.............................      (3,247 )        730                    (2,517)
Income tax benefit.........................................      (1,234 )        285 (2)                  (949)
                                                             -----------  -----------  -----------  ----------
Loss from continuing operations............................  $   (2,013 ) $      445                $   (1,568)
                                                             -----------  -----------  -----------  ----------
                                                             -----------  -----------  -----------  ----------
Loss per common share from continuing operations...........                                         $    (0.33)
                                                                                                    ----------
                                                                                                    ----------
Weighted average common shares and equivalents
 outstanding...............................................                                 4,803 (7)      4,803
                                                                                       -----------  ----------
                                                                                       -----------  ----------


             See Notes to Unaudited Pro Forma Financial Statements.

       UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 1, 1997


                                                                                       PRO FORMA
                                                                                      ADJUSTMENTS
                                                                           GRIFFIIN       FOR      GRIFFIN PRO
                                                                          HISTORICAL  DISTRIBUTION    FORMA
                                                                          ----------  -----------  -----------
                                                                                     (IN THOUSANDS)
ASSETS
Cash and cash equivalents...............................................  $    6,498                $   6,498
Accounts receivable, net................................................       1,730                    1,730
Inventories.............................................................      30,109                   30,109
Deferred income taxes...................................................       2,783                    2,783
Other current assets....................................................         801                      801
                                                                          ----------  -----------  -----------
Total current assets....................................................      41,921                   41,921
Property and equipment, net.............................................      12,671                   12,671
Real estate held for sale or lease, net.................................      27,154                   27,154
Investment in Centaur Communications, Ltd...............................      14,673                   14,673
Other assets, including investment in real estate joint venture.........       3,454                    3,454
                                                                          ----------  -----------  -----------
Total assets............................................................  $   99,873                $  99,873
                                                                          ----------  -----------  -----------
                                                                          ----------  -----------  -----------
LIABILITIES AND CULBRO INVESTMENT/STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities................................  $    3,448                $   3,448
Long-term debt due within one year......................................         242                      242
                                                                          ----------  -----------  -----------
Total current liabilities...............................................       3,690                    3,690
Long-term debt..........................................................       2,896                    2,896
Other noncurrent liabilities............................................       2,995                    2,995
                                                                          ----------  -----------  -----------
Total liabiities........................................................       9,581                    9,581
                                                                          ----------  -----------  -----------
Culbro Investment.......................................................      90,292     (90,292)(7)
Common stock............................................................                      45 (7)         45
Additional paid in capital..............................................                  90,247 (7)     90,247
                                                                          ----------  -----------  -----------
Total Culbro Investment/stockholders' equity............................      90,292                   90,292
                                                                          ----------  -----------  -----------
Total liabilities and Culbro Investment/stockholders' equity............  $   99,873               $   99,873
                                                                          ----------  -----------  -----------
                                                                          ----------  -----------  -----------


             See Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(1) Reflects reduction of interest expense as a result of using the proceeds from the sale of CMS Gilbreth Packaging Systems, Inc. to reduce debt. The net proceeds of approximately $35 million from the sale, which was completed on November 8, 1996, reduced debt under Culbro's Senior Notes and Credit Agreement, which had interest rates of 9.9% and 7.0%, respectively.

(2) Reflects Federal income tax (35%) and state income tax (4%), which is net of Federal tax benefits.

(3) Reflects the elimination of $2.167 million of income from accrued dividends and accretion on shares of preferred stock of Eli Witt as a result of the exchange of such preferred stock in satisfaction of a subordinated note issued by Culbro to a third party, and elimination of other nonoperating expense of $0.25 million which Griffin incurred in connection with its investment in Eli Witt.


(4) Reflects the elimination of interest expense on a subordinated note issued by Culbro to a third party that was satisfied by the exchange of such note for shares of preferred stock issued by Eli Witt.



(5) Reflects elimination of the other nonrecurring expense directly related to the Distribution of $0.9 million in 1996. This item represents Griffin's allocated portion of Culbro's nonrecurring expense for the cost of terminating a long-term compensation plan and severance for certain employees in contemplation of the Distribution.



(6) Reflects the reduction of interest expense from the assumption by General Cigar of the Culbro general corporate debt that was included on Griffin's historical financial statements.



(7) Reflects the Distribution of Griffin's Common Stock to shareholders of Culbro in a one-for-one ratio. The Common Stock has a par value of $0.01 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE HISTORICAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRIFFIN SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS INFORMATION STATEMENT (F-1 TO F-33). THE FOLLOWING DISCUSSION OF THE PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRIFFIN SHOULD BE READ IN CONJUNCTION WITH THE UNAUDITED PRO FORMA FINANCIAL DATA AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS INFORMATION STATEMENT.

OVERVIEW

    Griffin is a wholly owned subsidiary of Culbro. Prior to March 18, 1997, Griffin was known as Culbro Land Resources, Inc. Griffin principally owns and operates landscape nursery and Connecticut-and Massachusetts-based real estate operations, and other non-tobacco related assets and investments, all of which were held by Griffin or transfered to Griffin in the Asset Transfers effected under the terms of the Distribution Agreement.

    The historical financial statements of Griffin reflect the combined results of the operations of all of these businesses and assets. Griffin's results in each of the periods presented also include allocations to Griffin of Culbro corporate overhead of $0.4 million in the thirteen weeks ended March 1, 1997 (the "1997 first quarter") and $0.4 million in the thirteen weeks ended March 2, 1996 (the "1996 first quarter") and $2.4 million, $2.1 million and $1.8 million in fiscal 1994, fiscal 1995 and fiscal 1996, respectively. Additionally, $0.9 million of Culbro nonrecurring expense was allocated to Griffin in fiscal 1996. These allocations, which may not necessarily reflect the additional expenses Griffin would have incurred as a separate stand-alone entity, are deemed reasonable by Griffin management. The combined financial statements include interest expense on debt specifically incurred by Griffin, and interest expense on Culbro general corporate debt. The Culbro debt is included in Griffin's historical combined financial statements for the fiscal years ended 1994, 1995 and 1996. Pursuant to the Distribution Agreement entered into on February 27, 1997, between Culbro, Griffin and General Cigar, the Culbro general corporate debt included in Griffin's historical financial statements was assumed by General Cigar. This debt is excluded from Griffin's debt structure as of March 1, 1997, however, due to the fact that General Cigar did not assume the debt until the end of the 1997 first quarter, the interest expense incurred on the Culbro general corporate debt is included in Griffin's historical consolidated statement of operations for the thirteen weeks ended March 1, 1997. This interest expense will not be part of Griffin's results of operations on a prospective basis. Therefore, Griffin's results of operations should be read in conjunction with the unaudited combined pro forma results of operations in Note 4 of the Combined Financial Statements and the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Information Statement.

PRO FORMA 1996 COMPARED TO ACTUAL FISCAL 1996

    The following summary financial information and discussion relate to Griffin's 1996 results of operations on a pro forma basis. The pro forma operating data is presented as if the Liability Assumption, the exchange of the preferred stock of Eli Witt for the related subordinated note previously issued by Culbro and the use of proceeds from the disposition of CMS Gilbreth had all occurred at the beginning of fiscal 1996. The pro forma balance sheet reflects the Liability Assumption as if it had occurred at the balance sheet date. The effect of the sale of CMS Gilbreth and the exchange of the preferred stock are reflected (eliminated) in Griffin's 1996 Combined Balance Sheet.

                     1996 SUMMARIZED FINANCIAL INFORMATION


                                                                                               1996        1996
                                                                                            HISTORICAL   PRO FORMA
                                                                                            ----------  -----------
Net sales.................................................................................  $   46,531   $  46,531
                                                                                            ----------  -----------
Operating loss............................................................................      (1,245)       (345)
Other nonoperating income items...........................................................       2,220         303
Interest expense..........................................................................       7,805         508
                                                                                            ----------  -----------
Loss before income tax benefit............................................................      (6,830)       (550)
Income tax benefit........................................................................      (2,767)       (317)
                                                                                            ----------  -----------
Loss from continuing operations...........................................................  $   (4,063)  $    (233)
                                                                                            ----------  -----------
                                                                                            ----------  -----------
Current assets............................................................................  $   44,068   $  42,491
                                                                                            ----------  -----------
Total assets..............................................................................  $  101,775   $ 100,198
                                                                                            ----------  -----------
                                                                                            ----------  -----------
Current liabilities.......................................................................  $    7,370   $   5,836
                                                                                            ----------  -----------
Long-term debt............................................................................      38,846       2,846
                                                                                            ----------  -----------
Culbro Investment/stockholders' equity....................................................      47,449      87,854
                                                                                            ----------  -----------
Total liabilities and Culbro Investment/stockholders' equity..............................  $  101,775   $ 100,198
                                                                                            ----------  -----------
                                                                                            ----------  -----------



    Net sales remain unchanged because CMS Gilbreth was reported as a discontinued operation in the historical financial statements. The lower operating loss reflects the elimination of Griffin's allocated share of a nonrecurring corporate expense incurred by Culbro that was directly related to the Distribution. The lower nonoperating income reflects the elimination of the accrued dividend income on the Eli Witt preferred stock that was exchanged for Culbro's subordinated note payable (which was assumed by Griffin as part of the Asset Transfers). The retirement of the subordinated note resulted in a reduction of interest expense equal to the amount of the dividend income. The disposition of the investment in Eli Witt also resulted in the elimination of approximately $0.3 million of Eli Witt related expenses.


    The reduction in debt from the proceeds from the sale of CMS Gilbreth and the exchange of the preferred stock of Eli Witt is reflected in the historical balance sheet. The lower debt balance and the increase in capital (Culbro Investment) in the pro forma balance sheet reflect the assumption by General Cigar of the allocated Culbro debt, certain of Griffin's employee retirement obligations and other liabilities.

ACTUAL RESULTS OF OPERATIONS

    The discussion set forth below relates to the financial condition and results of operations of Griffin as of and for the thirteen weeks ended March 1, 1997 and March 2, 1996, fiscal 1996, fiscal 1995 and fiscal 1994.

THIRTEEN WEEKS ENDED MARCH 1, 1997 COMPARED TO THIRTEEN WEEKS ENDED MARCH 2,
  1996

    Net sales and other revenue decreased $0.6 million, to $2.7 million in the 1997 first quarter from $3.3 million in the 1996 first quarter. The decrease reflected lower sales in the landscape nursery and real estate segments. In the landscape nursery segment, net sales and other revenue decreased $0.2 million, to $2.0 million in the 1997 first quarter from $2.2 million in the 1996 first quarter. The decrease in the 1997 first quarter reflected lower sales of hardgoods, including snow and ice removal products, due principally to the milder weather and lower snowfall in the 1997 first quarter, which contrasted sharply with the more severe weather in the 1996 first quarter. Due to the seasonal nature of the business, first quarter sales of landscape nursery products are typically less than 5% of annual sales. Net sales and other revenue in the real estate segment decreased $0.4 million to $0.7 million in the 1997 first quarter as compared to $1.1 million in the 1996 first quarter. The higher net sales and other revenue in the 1996 first quarter included rental revenue from a commercial property and income related to a real estate joint venture, both of which were disposed of in the 1996 fourth quarter (see below). Additionally, revenue from property management decreased, due principally to lower revenue from services provided to tenants.

    The operating loss in the landscape nursery segment increased $0.3 million to $1.8 million in the 1997 first quarter from $1.5 million in the 1996 first quarter. The increased loss reflects higher expenses, due principally to timing, and the effect of the lower sales. The landscape nursery segment incurs an operating loss in the first quarter because of the seasonality of its sales. The real estate segment incurred an operating loss of $0.2 million in the 1997 quarter compared to an operating loss of $0.1 million in the 1996 quarter, due principally to the lower net sales and other revenue.

    Interest expense decreased $1.1 million to $0.8 million in the 1997 first quarter from $1.9 million in the 1996 first quarter. The lower interest expense reflects the lower debt level in the 1997 first quarter as a result of several transactions that took place in the fourth quarter last year. These included the reduction of debt through proceeds received from the sale of CMS Gilbreth and the sale of Griffin's interest in a real estate joint venture, the exchange of preferred stock in Eli Witt and the satisfaction of a nonrecourse mortgage on a commercial property through the transfer of the property to the mortgage holder.

    Other nonoperating income, net, in the 1996 first quarter reflected accrued dividends and accretion income on the Eli Witt preferred stock, partially offset by other expenses related to the investment in Eli Witt. As a result of the exchange of Eli Witt preferred stock, there were no such items in the 1997 first quarter.

    Net loss in the 1996 first quarter included the results of CMS Gilbreth. Since this company was sold, in the 1996 fourth quarter, its results are not included in the 1997 first quarter.

FISCAL 1996 COMPARED TO FISCAL 1995

    Net sales and other revenue increased 11.4% or $4.7 million, to $46.5 million in fiscal 1996 compared to $41.8 million in fiscal 1995. The increase in net sales and other revenue was due to higher net sales and other revenue in both the landscape nursery and real estate segments. In the landscape nursery segment, net sales increased 6.2% or $2.1 million to $37.0 million in fiscal 1996 from $34.9 million in fiscal 1995. This increase reflected increased sales at the wholesale landscape nursery sales and service centers. Net sales and other revenue in the real estate business increased $2.6 million to $9.5 million in fiscal 1996 from $6.9 million in fiscal 1995. The increase reflected the sale of Griffin's 30% interest in a joint venture that owns commercial properties in Griffin Center and Griffin Center South. The joint venture sale generated net proceeds of $4.0 million and a pretax loss of $0.4 million. Excluding this transaction, net sales and other revenue decreased by $1.8 million, due to lower residential lot sales and lower sales of undeveloped commercial land.

    Griffin incurred an operating loss of $1.2 million in fiscal 1996 compared to an operating profit of $0.8 million in fiscal 1995. In the landscape nursery segment, operating profit was $1.6 million in fiscal 1996 compared to $1.7 million in fiscal 1995, reflecting higher operating expenses, which offset the effect of the higher sales. An increase in gross margins to 29.7% in fiscal 1996 from 29.1% in fiscal 1995 was due to the effect of a $1.0 million charge in 1995 to reserve for excess field-grown plant inventories offset by product mix and competitive pricing pressures in fiscal 1996. Operating expenses in the landscape nursery business increased to 25.7% of net sales in fiscal 1996 from 25.1% of net sales in fiscal 1995. The increase reflected higher selling expenses, and the operating expenses of a new sales and service center. In the real estate segment, Griffin incurred an operating loss of $0.3 million in fiscal 1996 compared to an operating profit of $1.2 million in fiscal 1995. The lower results reflected the loss of $0.4 million on the joint venture sale and the effect of the lower residential and commercial land sales.

    General corporate expense, net, increased to $2.6 million in fiscal 1996 from $2.2 million in fiscal 1995. The increase in fiscal 1996 reflects Griffin's allocated share of a Culbro nonrecurring corporate compensation expense item.

    Results from Griffin's equity investment in Centaur increased to $0.3 million of equity income in fiscal 1996 from an equity loss of $0.2 million in fiscal 1995. The increase reflected improved business conditions for Centaur's publishing business in the United Kingdom. Other nonoperating income of $1.9 million in fiscal 1996 and $0.9 million in fiscal 1995 included principally accretion and accrued dividend income on the preferred stock of Eli Witt of $2.2 million and $2.3 million in fiscal 1996 and fiscal 1995, respectively. In fiscal 1995 the income was partially offset by expenses incurred in connection with Griffin's support for the refinancing of Eli Witt. The accretion and accrued dividend income on the preferred stock equaled the interest expense recorded in those years on a related exchangeable subordinated note payable. In the 1996 fourth quarter shares of preferred stock were exchanged in satisfaction of a subordinated note issued by Culbro and all accrued interest thereon.

    Interest expense decreased to $7.8 million in fiscal 1996 from $8.2 million in fiscal 1995 due to lower debt levels, reflecting the proceeds from the sale of CMS Gilbreth which was used to repay debt.

    The results of the discontinued CMS Gilbreth operation in fiscal 1996 reflected a loss of $0.5 million, net of tax, compared to income of $3.7 million, net of tax, in fiscal 1995. The 1996 results included a net loss on the sale of CMS Gilbreth of $1.3 million partially offset by income from this business of $0.8 million prior to the sale.

FISCAL 1995 COMPARED TO FISCAL 1994

    Net sales and other revenue decreased 2.9% or $1.2 million, to $41.8 million in fiscal 1995 from $43.0 million in fiscal 1994. The decrease was due to lower net sales and other revenue in both the nursery products and real estate business segments. In the landscape nursery segment, net sales decreased 1.2% or $0.4 million to $34.9 million in fiscal 1995 from $35.3 million in fiscal 1994. The decrease reflected slightly lower sales at the wholesale sales and service centers. Net sales and other revenue in the real estate segment decreased $0.8 million to $6.9 million in fiscal 1995 from $7.7 million in fiscal 1994. The decrease was due to lower residential lot sales in fiscal 1995 partially offset by increased commercial land sales.

    Operating profit in fiscal 1995 was $0.8 million compared to an operating loss of $4.9 million in fiscal 1994. In the landscape nursery segment, operating profit was $1.7 million in fiscal 1995 compared to an operating loss of $0.6 million in fiscal 1994. The increased operating profit reflected the effect of higher margins, which increased to 29.1% in fiscal 1995 from 25.0% in fiscal 1994, and lower operating expenses, which decreased to 25.1% of net sales from 27.7% in fiscal 1994. The higher gross margins reflected improved pricing and lower costs, partially offset by a $1.0 million charge to reserve for excess field-grown plant inventories. The decrease in operating expenses reflected lower selling expenses and improved cost containment measures at the wholesale sales and service centers. In the real estate segment, operating profit was $1.2 million in fiscal 1995 as compared to an operating loss of $2.2 million in fiscal 1994. The increase principally reflected the effect of a $3.6 million charge recorded in 1994 to write off the costs of certain projects that were not developed as originally planned. Excluding that item, operating results were substantially unchanged in fiscal 1995 as compared to fiscal 1994. The effect of lower sales of residential lots in fiscal 1995 was substantially offset by lower general and administrative expenses, principally reflecting headcount reduction.

    General corporate expense, net, which principally reflects general and administrative expenses allocated to Griffin from Culbro, increased to $2.2 million in fiscal 1995 from $2.0 million in fiscal 1994.

    The loss on equity investments was $0.2 million in fiscal 1995 as compared to a $1.7 million equity loss in fiscal 1994. The change reflected the inclusion in fiscal 1994 of results of Eli Witt prior to the deconsolidation of that subsidiary (see Note 12 to the Combined Financial Statements). The investment in

Centaur had an equity loss of $0.2 million in fiscal 1995 compared to equity income of $0.4 million in fiscal 1994. The lower results from Centaur were attributed to a downturn in the British economy.

    Other nonoperating income, net, decreased to $0.9 million in fiscal 1995 from $1.4 million in fiscal 1994. The decrease reflected expenses in fiscal 1995 related to Griffin's support for the refinancing of Eli Witt, partially offset by a full year of accretion and accrued dividend income on the Eli Witt preferred stock in fiscal 1995 versus a partial year of such income in fiscal 1994. The accretion income and accrued dividends equaled the interest expense on the exchangeable subordinated note payable.

    Interest expense increased to $8.2 million in fiscal 1995 from $8.0 million in fiscal 1994. The increase was due principally to a full year of interest expense on the exchangeable subordinated note payable in fiscal 1995 versus a partial year of interest expense on the subordinated note in fiscal 1994.

    Income from the discontinued operation was $3.7 million, net of tax, in fiscal 1995 compared to $3.3 million, net of tax, in fiscal 1994. The increase reflected improved margins, due to sales mix, partially offset by higher operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash flows used in operating activities of continuing operations were $5.0 million in the 1997 first quarter compared to $0.5 million in the 1996 first quarter. The increased use of cash reflected principally a greater increase in inventories, a greater reduction of accounts payable and accrued liabilities, and a decrease in deferred income taxes as compared to an increase in the 1996 first quarter. The lower net cash used in investing activities in the 1997 first quarter reflected the effect of the cash used in the discontinued operation in the 1996 first quarter partially offset by higher capital expenditures in the landscape nursery business segment in the 1997 first quarter. Net cash provided by financing activities in the 1997 first quarter reflected an increase in Culbro's general corporate debt that was included in Griffin's financial statements through the date that debt was assumed by General Cigar (see below).

    Net cash flows used in operating activities of continuing operations were $2.2 million in fiscal 1996 compared to $3.9 million used in operating activities in 1995. The lower use of cash reflected principally the benefit from proceeds from sale of a real estate joint venture, partially offset by reductions in liabilities, including $3.5 million of deferred taxes relating to continuing operations, and reductions in accounts payable and accrued liabilities. The net cash flows used in operating activities of continuing operations in 1995 of $3.9 million compared to $11.6 million used in operating activities in fiscal 1994 reflected the lower loss from continuing operations in fiscal 1995 compared to fiscal 1994 which also included a noncash gain on sale of Eli Witt stock.

    Cash used in operating activities in each of the fiscal years 1994 through 1996 includes pretax interest expense of $8.0 million, $8.2 million and $7.8 million, respectively, principally on allocated Culbro debt which was used to fund Griffin's operations including both continuing and discontinued operations. Effective February 27, 1997, pursuant to the Distribution Agreement, the Culbro debt allocated to Griffin in the historical Combined Financial Statements was assumed by General Cigar and is not an obligation of Griffin.

    Net cash flow provided by investing activities in 1996 included principally the proceeds from the sale of CMS Gilbreth. The investing activities of 1995 and 1994 include transactions primarily relating to the investment in Eli Witt. In February 1997, Eli Witt sold all of its assets in a court supervised bankruptcy sale. Griffin has no investment related to Eli Witt in its 1996 Combined Balance Sheet and does not expect to receive any proceeds from the sale. See Notes 12 and 14 to the Combined Financial Statements for fiscal 1994, fiscal 1995 and fiscal 1996 contained elsewhere in this Information Statement.

    Net cash relating to financing activities in each of the fiscal years 1994 through 1996 includes net payments of debt, principally the debt that was allocated by Culbro to Griffin. As a result of the assumption by General Cigar on February 27, 1997, such debt will not be part of Griffin's debt structure prospectively. Financing activities also included net transactions with Culbro, including operating cash flow transferred to Culbro in fiscal 1996 and cash flow transferred to Griffin by Culbro in fiscal 1995 and fiscal 1994 to paydown the allocated debt and fund Griffin's operations.

    Through the date of the Distribution Agreement, February 27, 1997, the cash management and treasury activities of Griffin were integrated with those of Culbro. Griffin's cash receipts were transferred daily into Culbro's cash account and Griffin's cash disbursement accounts were reimbursed by Culbro on a daily basis.

    Griffin did not maintain its own separate credit facilities. Culbro maintained credit facilities which it utilized to finance transactions relating to Griffin. Borrowings under the Culbro credit facilities are reflected in Griffin's Financial Statements through the date that this debt was assumed by General Cigar, which was February 27, 1997. Subsequent to that date, Griffin's cash flows are segregated from Culbro's other subsidiaries. Griffin maintained an intercompany account with Culbro in which its net cash flow and other intercompany transactions with Culbro were recorded. See Note 6 in the Financial Statements for fiscal 1994, fiscal 1995 and fiscal 1996 and Note 4 in the Financial Statements for the 1997 first quarter and the 1996 first quarter. The intercompany account with Culbro and Griffin's retained earnings and capital accounts are included in the Financial Statements as Culbro Investment.


    Historically, Griffin depended on Culbro's credit facilities to fund its operations. In accordance with the Distribution Agreement, Griffin received cash of $7.0 million from General Cigar. Griffin intends to negotiate a line of credit to fund future real estate projects and for general working capital purposes. Management believes, based on the current level of operations and anticipated growth, that the cash flow from operations, cash on hand and, if needed, borrowings under an anticipated credit facility will be sufficient to fund its future operations in the next twelve months. Over the long-term, selective asset sales and additional credit facilities may be required to fund capital projects. Griffin anticipates based on discussions to date with potential lenders that it will be able to obtain adequate credit facilities. Griffin also believes that it will be able adequately to administer its operations following the Distribution and following the expiration of the Services Agreement.

                                    BUSINESS

    Griffin and its subsidiaries comprise principally a landscape nursery and real estate business. At the end of its 1996 fiscal year Griffin engaged in two principal lines of business: (1) landscape nursery products, comprised of growing container and field-grown landscape nursery products for sale principally to landscape nursery mass merchandisers, and owning and operating wholesale sales and service centers; and (2) real estate, comprised of owning, building and managing commercial and industrial properties and developing residential subdivisions on real estate owned by Griffin in Connecticut and Massachusetts.

LANDSCAPE NURSERY BUSINESS

    The landscape nursery operations of Griffin are operated by its wholly-owned subsidiary, Imperial Nurseries, Inc. ("Imperial"). Imperial is a grower, distributor and broker of wholesale landscape nursery stock. The landscape nursery industry is extremely fragmented, with the industry leader having less than 1% of total market share. Imperial believes that its volume places it among the ten largest landscape nursery companies in the country.

    Imperial's growing operations are located on property owned partly by Griffin and partly by Imperial, in Connecticut (1,000 in-ground acres and 400 acres for containers) and in northern Florida (350 acres for containers). The largest portion of Imperial's container-grown product consists of broad leaf evergreens, including azaleas and rhododendron. Container-grown product is held principally from one to five years prior to its sale by Griffin. Its field-grown, as opposed to container-grown, product includes principally evergreen pines, hemlocks, spruce and arborvitae. Imperial also contracts with a grower in the Mid-Atlantic states to grow field-grown product for Imperial. The agreement provides for Imperial to purchase such product over a five year period. This program is part of a program intended to reduce Imperial's investment in field-grown plants and to shorten its product growing cycles to increase the profitability of the field-grown business. Imperial is also reviewing other approaches to increasing its return on assets. Among the possible approaches are holding some of its containerized production for a longer period and selling such plants in terra cotta or similar containers for immediate use by customers and adding a broader selection of perennial flowers directed at increasing both margin and selling price.

    The combined field-grown and container operations serve a market comprised principally of landscapers, retail chain store garden departments, retail nurseries and garden centers, and wholesale nurseries and distributors. Imperial-grown products are also distributed through its own wholesale horticultural sales and service centers. Imperial's major markets service the Northeast, Mid-Atlantic, Southeast and Mid-West. Nursery sales are seasonal, peaking in spring, and are affected by commercial and residential building activity as well as weather conditions. The largest portion of Imperial's assets are represented by plant inventories.

    Imperial operates eight wholesale horticultural sales and service centers which sell a wide range of plant material, including a large portion purchased from growers other than Imperial, and horticultural tools and products to the trade. The centers owned by Imperial are located in Windsor, Connecticut; Aston, Pennsylvania; Columbus and Cincinnati, Ohio; White Marsh, Maryland; and Manassas, Virginia. In addition, Imperial leases centers in Pittsburgh, Pennsylvania and Monroeville, Pennsylvania.

    In 1996, Imperial continued to diversify its customer base in order to reduce its dependence on a few large customers. Currently Imperial's sales are made to a large variety of customers, none of whom represents more than 3% of sales.

    Containerized growing and shipping capacity has been increased to meet the potential volume and quality needs of Imperial's customers and to capitalize on any growth in the Mid-Atlantic and Mid-West markets.

REAL ESTATE BUSINESS

    Griffin is directly engaged in the real estate development business on portions of its land in Connecticut, with headquarters in Bloomfield, Connecticut. Griffin develops portions of its properties for commercial, residential and industrial use.


    During the last several years, the real estate market in the Hartford area, particularly that in the northwest quadrant, where the majority of Griffin's acreage is located, has been depressed by a number of factors, including the decline of employment in the defense and insurance industries. There can be no assurance that the condition of the real estate market in this region will improve in the near future. The development of Griffin's land was also affected by land planning issues, particularly in the town of Simsbury. In Simsbury, the value of Griffin's land is affected by the presence of chlordane on a portion of the land which is intended for residential development. Griffin is examining means of remediation on its lands and will seek to subdivide certain of its Simsbury properties over a reasonable period.


    Griffin's most substantial development is Griffin Center in Windsor, Connecticut and Griffin Center South in Bloomfield, Connecticut. Together these master planned developments comprise approximately 600 acres, half of which have been developed with nearly 1,750,000 square feet of office and industrial space. Griffin Center currently includes nine corporate office buildings built by Griffin. During the 1980's, Griffin sold 70% interests in five of the buildings to a bank-managed real estate investment fund. In 1996, these buildings were sold in a transaction initiated by the successor of that partner. Griffin recorded a pre-tax loss as a result of this transaction. In the 1980's, Griffin also sold 70% interests in two other office buildings to an insurance company. Griffin currently maintains a 30% interest in those two office buildings in the Griffin Center Office Complex which aggregate 160,000 square feet. One other office building which had been leased to the State of Connecticut was transferred to the lender to the building in a deed in lieu of foreclosure in 1996.

    Griffin Center South, a 130-acre tract, comprises fifteen buildings of industrial and research/development space. Nine of these buildings have been retained by Griffin for rental and are 78% rented. The other buildings have been built on land sold by Griffin to commercial users who own and occupy the space. Griffin has a master plan state traffic certificate which allows for the development of an additional 300,000 square feet of space.

    Griffin owns a 600-acre tract of land near Bradley International Airport and Interstate 91 known as the New England Tradeport. To date, 140,000 square feet of warehouse and light manufacturing space have been developed and are 95% occupied and a bottling and distribution plant for Pepsi-Cola has been built. A state traffic control certificate for the future development of 1.3 million square feet has been obtained for the New England Tradeport. Griffin intends to direct its primary efforts at the construction and leasing of light industrial and warehouse facilities at the New England Tradeport. Development at the New England Tradeport will require investment in offsite infrastructure on behalf of Windsor, Connecticut and improvement of some state or town roads.

    Two additional Griffin parcels available for development include 28 acres in the Day Hill Technology Center in Windsor, and 100 acres in the South Windsor Technology Center. State traffic certificates have been obtained for these parcels for 500,000 square feet and 200,000 square feet of development, respectively.

    In 1988, a subsidiary of Griffin began infrastructure work at Walden Woods, a 153-acre site in Windsor, Connecticut which was planned to contain more than 365 residential units. Prior to 1992 Griffin had built and sold 45 homes before discontinuing its home building operations at Walden Woods. Since then two third-party home builders have completed an additional 64 homes.

    Griffin is seeking to develop a joint venture to process bulky waste and build a transfer station and recycling operation on a portion of its land in East Granby, Connecticut. In addition, approximately 500 acres are leased for tobacco growing to General Cigar at rentals approximating carrying cost. The lease for these properties, which extends for 10 years, may be terminated, as to 100 acres, annually on one year's prior notice. Griffin also leases office space to General Cigar.

EQUITY INVESTMENTS

ELI WITT

    Griffin owns 50.1% of Eli Witt, a wholesale distributor of tobacco, sundries and general merchandise. Griffin deconsolidated Eli Witt as of April 25, 1994 and subsequently has accounted for its investment in Eli Witt under the equity method. In November 1996 Eli Witt filed for protection under Chapter 11 of the Federal Bankruptcy Law. In connection with such filing Eli Witt sold all of its operating assets to another wholesale distributor in March 1997. Shareholders of Eli Witt are not expected to receive any proceeds from the sale. See "--Legal Matters."

CENTAUR

    Griffin owns approximately 25% of the stock of Centaur, a privately-held publisher of business magazines in the United Kingdom. After a period of time when results were adversely affected by a number of factors including adverse business conditions in the United Kingdom, this business is now profitable. Two members of Griffin's Board of Directors are on the Board of Directors of Centaur. Griffin's investment in Centaur is carried at approximately $14.0 million.

FINANCIAL INFORMATION REGARDING INDUSTRY SEGMENTS

    See Note 5 to the Combined Financial Statements of Griffin included elsewhere herein for certain financial information regarding the landscape nursery business and the real estate business.

PROPERTIES

                             COMMERCIAL REAL ESTATE

                                                                                     LAND AREA
LOCATION OF PROPERTY                                                                  (ACRES)
----------------------------------------------------------------------------------  -----------
CONNECTICUT
Bloomfield, CT....................................................................         220
East Granby, CT...................................................................         920
Simsbury, CT......................................................................         860
South Windsor, CT.................................................................         103
Suffield, CT......................................................................         350
Windsor, CT.......................................................................       1,220

MASSACHUSETTS
Southwick, MA.....................................................................         425

FLORIDA
Hillsborough County, Florida......................................................           9
Leon County, Florida..............................................................           6

                              NURSERY REAL ESTATE


                                                                                     LAND AREA
LOCATION OF PROPERTY                                                                  (ACRES)
----------------------------------------------------------------------------------  -----------
FLORIDA
Quincy, FL........................................................................       1,365

PENNSYLVANIA*
Aston, PA.........................................................................          17
Pittsburgh, PA....................................................................          10

VIRGINIA
Manassas, VA......................................................................          22

OHIO
Columbus, OH......................................................................          12
Cincinnati, OH....................................................................          11

MARYLAND
White Marsh, MD...................................................................          20



    *In addition Griffin leases property in Monroeville, PA.


LEGAL MATTERS


    As a result of the Asset Transfers, Griffin has acquired Culbro's 50.1% interest in Eli Witt. In November 1996, Eli Witt filed for protection under Chapter 11 of the Federal Bankruptcy Law. Prior to February 1993, Eli Witt was a wholly-owned subsidiary of Culbro and filed consolidated tax returns with Culbro. Culbro, Eli Witt and other parties engaged in two complex acquisitions and reorganizations in 1993 and 1994, pursuant to which Culbro received significant distributions from Eli Witt to repay Culbro's debt, including substantial amounts Culbro had previously borrowed from unaffiliated third parties to fund Eli Witt's business. Culbro subsequently loaned $5 million to Eli Witt. It is anticipated that these transactions (including the transfer of funds to Culbro) will be reviewed by Eli Witt creditors and other parties in interest in connection with the Chapter 11 case. Griffin believes that Eli Witt was solvent at the time of the distributions to Culbro in 1993, and therefore that such distributions would not constitute a fraudulent conveyance under applicable federal and state insolvency laws. Griffin is not entitled to contribution from Culbro or General Cigar for liabilities assumed by Griffin relating to the Eli Witt matter. Griffin is obligated to indemnify Culbro and General Cigar for any liability relating to the Eli Witt matter. To date, one creditor has written to the unsecured creditors committee proposing an inquiry into this matter. Although Griffin believes that any claim challenging the distributions described above would be without merit, any such claim, if asserted and successfully prosecuted, could have a material adverse effect on Griffin's financial condition. See "RISK FACTORS--Assumed Liabilities; The Eli Witt Company."



    Certain parts of Griffin's property in Simsbury, Connecticut, are affected by the presence of chlordane. Although the various federal, state and local agencies may have an interest in the matter, there are no proceedings known by Griffin to be contemplated by any of these agencies in connection with possible chlordane exceedences on such properties.


EMPLOYEES

    Griffin employs approximately 260 persons, including 11 in its real estate business and 249 in its landscape nursery business. At present, none of these employees is represented by a union. Griffin believes that its relations with its employees are satisfactory.

COMPETITION

    The nursery business is competitive and Griffin competes against a number of other companies, including local and regional nursery businesses. Some of Griffin's competitors may be in a stronger financial position than Griffin. Numerous real estate developers operate in the portion of Connecticut and Massachusetts in which Griffin's holdings are concentrated. Some of such businesses compete in each anticipated business of Griffin and may have greater financial resources than Griffin. See "RISK FACTORS--Competition."


REGULATION; ENVIRONMENTAL MATTERS



    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a govermental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership (direct or indirect), operation, management and development of real properties, Griffin may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. In Simsbury, the value of Griffin's land is affected by the presence of chlordane on a portion of the land which is intended for residential use. Griffin is experimenting with means of remediation on such lands. Although Griffin believes that it will be able to take steps to reduce chlordane contamination to levels below that which would impede residential development of such properties, there can be no assurance that Griffin will be able to do so in a timely or economic fashion or at all. In the event that Griffin is unable adequately to remediate this property, its ability to develop such property for its intended purposes would be materially affected. In addition, Griffin is seeking to develop a joint venture to process bulky waste and build a transfer station and recycling operation on a portion of its land in East Granby, Connecticut. Although Griffin intends to conduct such operations in compliance with all applicable environmental laws, there can be no assurance that Griffin will not incur incremental additional costs in connection with such operations resulting from environmental compliance efforts, or as a result of any future noncompliance with such laws.



    Griffin periodically reviews its properties for the purpose of evaluating such properties' compliance with applicable state and federal environmenal laws. Griffin does not anticipate experiencing in the immediate future material expense in complying with such laws. See "RISK FACTORS--Environmental Matters."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to Griffin's executive officers, directors and certain other key employees.

NAME                                                  AGE                          POSITION
------------------------------------------------      ---      ------------------------------------------------
Edgar M. Cullman................................          79   Chairman of the Board and Director
Frederick M. Danziger...........................          57   President, Chief Executive Officer and Director
Anthony J. Galici...............................          39   Chief Financial Officer
Richard L. Wyckoff..............................          36   President of Imperial Nurseries, Inc.
John L. Ernst...................................          56   Director
Winston J. Churchill, Jr........................          57   Director

    EDGAR M. CULLMAN has been the Chairman of the Board of Griffin since April, 1997. He has been Chairman of the Board of General Cigar since December, 1996. From 1962 to 1996 he served as Chief Executive Officer of Culbro. Mr. Cullman has served as a Director of Culbro since 1961 and has been Chairman of Culbro since 1975. He also is a Director of Centaur Communications Limited, Bloomingdale Properties, Inc. and Eli Witt. Eli Witt filed for relief from its creditors under Chapter 11 of the Federal Bankruptcy Code in November 1996. Edgar M. Cullman is the uncle of John L. Ernst and the father-in-law of Frederick M. Danziger.

    FREDERICK M. DANZIGER has been a Director and the President and Chief Executive Officer of Griffin since April, 1997, and a director of Culbro since 1975. He was previously involved in the real estate operations of Griffin in the early 1980s. Mr. Danziger has been Of Counsel to the law firm of Latham & Watkins since 1995. From 1974 until 1995, Mr. Danziger was a Member of the law firm of Mudge Rose Guthrie Alexander & Ferdon. Mr. Danziger also is a director of Monro Muffler/Brake, Inc., Bloomingdale Properties, Inc., First Financial Caribbean Corporation and Centaur Communications Limited, and is a general partner of Ryan Instruments, L.P.

    ANTHONY J. GALICI has been the Chief Financial Officer of Griffin since April 1997. Mr. Galici has served as Vice President-Assistant Controller of Culbro since 1995. Prior to 1995, he was Assistant Controller of Culbro.

    RICHARD L. WYCKOFF has been the President of Imperial Nurseries, Inc. since August 1991. From 1990 until August 1991 he served as Vice President-Corporate and Business Development of Culbro. Mr. Wyckoff currently holds numerous positions on industry associations including The American Association of Nurserymen and Horticulture Research Institute.

    JOHN L. ERNST is a Director of Griffin, General Cigar and Culbro. He has been a Director of Griffin since April 1997, a director of General Cigar since December 1996 and a Director of Culbro since 1983. He is the Chairman of the Board and President of Bloomingdale Properties, Inc., an investment and real estate company. Mr. Ernst also is a director of the First Financial Caribbean Corporation.

    WINSTON J. CHURCHILL, JR. has been a Director of Griffin since April 1997. Mr. Churchill is also chairman of the board of Central Sprinkler Corporation and IBAH, Inc. and a member of the board of Geotek Communications, Inc. and Tescorp, Inc. He is a managing general partner of SCP Private Equity Partners, L.P., a private equity fund sponsored by Safeguard Scientifics Inc., and is chairman of Churchill Investment Partners, Inc. and CIP Capital, Inc.

EXECUTIVE COMPENSATION

    From the time of its incorporation until the date hereof Griffin has been, and following the date hereof until the consummation of the Distribution, Griffin will be a wholly-owned subsidiary of Culbro whose policy decisions are made by Culbro. Neither the Chief Executive Officer nor the Chief Financial Officer named above were employees of Griffin prior to April 1997. Griffin had no Chief Executive Officer prior to April 1997, and no current executive officer of Griffin received material compensation from Griffin during the last three years.

COMPENSATION OF DIRECTORS


    Directors who do not receive compensation as officers or employees of the Company or any of its affiliates will be paid an annual retainer fee of $10,000 and a fee of $500 for each meeting of the Board of Directors or any committee thereof they attend, plus reasonable out-of-pocket expenses. In addition, such Directors will receive annually options exercisable for 2,000 shares of Common Stock exercisable at market prices in existence at the time of grant pursuant to the Griffin Stock Option Plan. See "CERTAIN EMPLOYEE BENEFIT MATTERS--Griffin Stock Option Plan."


                        CERTAIN EMPLOYEE BENEFIT MATTERS

    Griffin and Culbro have entered into the Benefits Agreement which provides generally that following the date of the Asset Transfers or the Distribution, as the case may be, persons employed by Griffin shall cease to be eligible to participate in Culbro employee benefit plans and arrangements, and shall instead become eligible to participate in certain employee benefit plans and arrangements maintained or established by Griffin.

GRIFFIN 401(K) PLAN


    In connection with the Distribution, Griffin will establish the Griffin Land & Nurseries, Inc. 401(k) Savings Plan (the "Griffin 401(k) Plan"). Employees of Griffin who participated in the Culbro Companies 401(k) Savings Plan immediately prior to the Distribution will become participants in the Griffin 401(k) Plan upon the Distribution Date, and as soon as practicable thereafter the account balances of persons employed by Griffin after the Distribution will be transferred from the Culbro Companies 401(k) Savings Plan to the Griffin 401(k) Plan. Following the Distribution, employees of Griffin who are employed in the United States, are at least age 21 and who have at least one year of service will be eligible to participate in the Griffin 401(k) Plan. Subject to applicable Internal Revenue Code limits, each participating employee will be able to defer any portion of such participating employee's compensation through salary deferrals. Griffin may in its discretion "match" employee deferrals each year. Any such matching contributions made by Griffin become fully vested after five years of service, which includes years of service with Culbro prior to the Distribution.


GRIFFIN STOCK OPTION PLAN


    Effective as of the Distribution Date, Griffin will establish the Griffin Land & Nurseries, Inc. 1997 Stock Option Plan (the "Griffin Stock Option Plan"). A total of approximately 700,000 shares of Common Stock will be available for issuance under the Griffin Stock Option Plan. Of such 700,000 shares, 250,000 will be available for issuance with respect to new options that may be granted to certain officers, employees, consultants and directors of Griffin following the Distribution. The Griffin Stock Option Plan will be administered by the Compensation Committee of the Board of Directors of Griffin, and each option granted under the Griffin Stock Option Plan will be evidenced by a written stock option agreement that will set forth the material terms of the option, including the exercise price and vesting schedule. Options granted under the Griffin Stock Option Plan may be either incentive stock options or non-qualified stock options. Incentive stock options issued under the Griffin Stock Option Plan will satisfy certain Internal Revenue Code requirements applicable thereto.

    Immediately prior to the Distribution, Griffin intends to grant options to the following persons in the amounts set forth below with exercise prices determined by the mean between the opening representative bid and asked prices for the Common Stock as quoted on the NASD's automated quotation system Electronic Bulletin Board on the first trading day immediately following the Distribution Date.



NAME                                                                         NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Frederick M. Danziger......................................................
Anthony J. Galici..........................................................
John Fletcher III..........................................................
Richard L. Wyckoff.........................................................
Martha Collier.............................................................
Jay Fisher.................................................................



    In addition to the 250,000 shares available for issuance with respect to post-Distribution stock option grants, approximately 450,000 additional shares will be available for issuance upon the exercise of Culbro stock options that are reformed as Griffin Options (as defined below) pursuant to the Benefits Agreement, and such reformed Griffin Options shall be administered under the Griffin Stock Option Plan pursuant to the terms governing the original Culbro options as in effect immediately prior to the Distribution.



    The Benefits Agreement provides that as of the Distribution Date, each current holder of an option to acquire shares of Culbro Common Stock under any Culbro stock option plan or agreement will receive in exchange therefor two separately exercisable options, one option to purchase shares of Culbro Common Stock (a "Culbro Option") and one option to purchase shares of Common Stock (a "Griffin Option"), each containing terms substantially equivalent in the aggregate to those of such holder's pre-Distribution option. With respect to each holder of a nonqualified option, the combined aggregate exercise price of the Culbro Option and the Griffin Option shall be equal to the aggregate exercise price of the pre-Distribution option. With respect to each holder of an incentive stock option, the number of shares with respect to which each Culbro Option and each Griffin Option are exercisable, and the exercise price for each Culbro Option and each Griffin Option, will be set so as to preserve the Exercise Ratio and the Aggregate Spread (both as defined below) attributed to options currently outstanding, such determination to be based on the respective trading prices of Culbro common stock and Griffin common stock following the Distribution. The "Exercise Ratio" of the Culbro Option and the Griffin Option, respectively, shall be set such that on a share by share basis, the ratio of the exercise price of the Culbro Option and the Griffin Option to the value of Culbro common stock or Griffin common stock, respectively, shall be equal to the ratio of the pre-Distribution exercise price to the pre-Distribution value of stock subject to the option. The "Aggregate Spread" of an option is an amount equal to the difference between the exercise price of the option and the price of a share of Culbro common stock immediately prior to the Distribution multiplied by the number of shares underlying such option.


MISCELLANEOUS BENEFIT PLANS

    Following the Asset Transfer Date, persons employed by Griffin who were eligible to participate in any of the employee welfare benefit plans or arrangements providing life, hospitalization, medical and long-term disability insurance maintained by Culbro for its salaried and certain hourly paid employees will continue to be eligible to participate in such plans and arrangements for the remainder of the 1997 fiscal year, and Griffin will participate in certain fee sharing arrangements with Culbro (or General Cigar, following the Merger) with respect to such plans. Following the 1997 fiscal year, Griffin intends to maintain substantially similar welfare benefit plans and arrangements for the benefit of its eligible employees. Following the Distribution Date, persons employed by Griffin shall cease to accrue any further benefits under the Culbro Retirement Plan and Griffin will not assume any liabilities or obligations with respect to the Culbro Retirement Plan. Griffin will assume sole responsibility for any payment due to Anthony Galici under any Culbro Annual Incentive Compensation Plan payable with respect to the 1997 fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since December 1, 1995, Frederick M. Danziger, President and Chief Executive Officer of Griffin and a member of the Cullman & Ernst Group, the son-in-law of Edgar M. Cullman and the husband of Lucy C. Danziger, has been Of Counsel to the law firm of Latham & Watkins. During Culbro's 1996 fiscal year, such firm received fees and disbursements of approximately $1.5 million from Culbro for services rendered. See "PRINCIPAL STOCKHOLDERS."

    Messrs. Cullman, Danziger and Ernst are members of the Board of Directors of Bloomingdale Properties, Inc. of which Mr. Ernst is Chairman and President and other members of the Cullman & Ernst Group are associated. Real estate management and advisory services have been provided to Culbro by an affiliate of Bloomingdale Properties, Inc. A fee of approximately $200,000 was paid by Culbro in 1996 for management of Culbro's New York office building and for other real estate advisory services. John Fletcher, an employee of Bloomingdale Properties, Inc., was a director of Griffin until April 1997 and is expected to be retained by Griffin as a consultant. The terms of his consulting arrangement have not yet been determined.

                             PRINCIPAL STOCKHOLDERS


    Culbro beneficially owns all of the outstanding shares of Common Stock. Following the Distribution the holders of Culbro Common Stock immediately preceding the Distribution will own a number of shares of Common Stock equal to the number of issued and outstanding shares of Culbro Common Stock, constituting 100% of the outstanding Common Stock. For a description of the Common Stock, see "DESCRIPTION OF CAPITAL STOCK."



    The following table sets forth certain information regarding beneficial ownership of the Culbro Common Stock as of June 3, 1997 and by each person who is known by Griffin to beneficially own more than 5% of the outstanding shares of Culbro Common Stock, each director of Griffin and all directors of Griffin as a group. There are no executive officers of Griffin who received material compensation for services rendered to Griffin and whose ownership of any shares of Common Stock would be required to be included in the following table. As of May 5, 1997, on a pro forma basis after giving effect to the Distribution, the persons listed below would have held Common Stock in the amounts and percentages set forth below. Unless otherwise indicated, the address of each person named in the table below is c/o Culbro Corporation, 387 Park Avenue South, New York, New York, 10016-8899.



                                                                            CULBRO COMMON STOCK
                                                                                PRIOR TO THE
                                                                                DISTRIBUTION
                                                                          ------------------------
                                                                            SHARES
                                                                          BENEFICIALLY PERCENT OF
NAME OF BENEFICIAL OWNER                                                   OWNED(1)       TOTAL
------------------------------------------------------------------------  -----------  -----------
Edgar M. Cullman (2)....................................................     974,874         21.4%
Edgar M. Cullman, Jr. (2)...............................................     891,658         19.6
Louise B. Cullman (2)(3)................................................     834,347         18.3
Susan R. Cullman (2)(3).................................................     784,529         17.2
Lucy C. Danziger (2)(3).................................................   1,051,264         23.1
John L. Ernst (2).......................................................     420,271          9.2
Frederick M. Danziger (2)(3)............................................     164,120          3.6
Anthony J. Galici (4)...................................................       5,673        *
B. Bros. Realty Limited Partnership (5).................................     233,792          5.1
Gabelli Funds, Inc. (6).................................................     882,200         19.4
All officers and directors as a group (2 persons)(7)....................   1,564,938         34.3


------------------------

*   less than 1%


(1) This information reflects the definition of beneficial ownership adopted by the Securities and Exchange Commission (the "Commission"). Beneficial ownership shown reflects sole investment and voting power, except as reflected in footnote 2. Where more than one person shares investment and voting power in the same shares such shares may be shown more than once. Such shares are reflected only once, however, in the total for all directors and officers. Excluded are shares held by charitable foundations and trusts of which members of the Cullman and Ernst Group are officers and directors. As of June 3, 1997, a group consisting of Messrs. Cullman, direct members of their families and trusts for their benefit, Mr. Ernst, his sister and direct members of their families and trusts for their benefit, a partnership in which members of the Cullman and Ernst families hold substantial direct and indirect interests and charitable foundations and trusts of which members of the Cullman and Ernst families are directors or trustees, owned an aggregate of approximately 2,235,020 shares of Culbro Common Stock (approximately 50% of the outstanding shares of Culbro common stock). Among others, Messrs. Cullman, Mr. Ernst and to a lesser extent Mr. Danziger (who is a member of the Cullman & Ernst Group) hold investment and voting power or shared investment and voting power over such shares. Certain of such shares are pledged as security for loans payable under standard pledge arrangements. A form filed with the SEC on behalf of the Cullman & Ernst Group states that there is no formal agreement governing the group's holding and voting of such shares but that there is an informal understanding that the persons and entities included in the group will hold and vote together the shares owned by each of them in each case subject to any applicable fiduciary responsibilities. Louise B. Cullman is the wife of Edgar M. Cullman. Susan R. Cullman and Lucy C. Danziger are the daughters of Edgar M. Cullman and Louise B. Cullman, and Lucy C. Danziger is the wife of Frederick
    M. Danziger. Edgar M. Cullman Jr. is the son of Edgar M. Cullman and Louise
    B. Cullman.

(2) Included within the Culbro shares shown as beneficially owned by Edgar M. Cullman are 863,576 shares in which he holds shared investment and/or voting power; included within the shares shown as beneficially owned by Mr. Ernst are 411,321 shares in which he holds shared investment and/or voting power; included within the shares shown as beneficiary owned by Mr. Danziger are 147,578 shares in which he holds shares investment and/or voting power; and included within the shares shown as beneficially owned by Edgar M. Cullman, Jr. are 751,490 shares in which he holds shared investment and/or voting power. Included within the shares shown as beneficially owned by Louise B. Cullman are 730,937 shares in which she holds shared investment and/or voting power; included within the shares shown as beneficially owned by Susan R. Cullman are 690,042 shares in which she holds shared investment and/or voting power; included within the shares shown as beneficially owned by Lucy C. Danziger are 969,422 shares in which she holds shared investment and/or voting power. Excluded in each case are shares held by charitable foundations and trusts in which such persons or their families or trusts for their benefit are officers and directors. Messrs. Cullman, Ernst, Danziger and Cullman, Jr. disclaim beneficial interest in all shares over which there is shared investment and/or voting power and in all excluded shares.

(3) The address of each of Louise B. Cullman, Susan R. Cullman, Lucy C. Danziger and Frederick M. Danziger is c/o 641 Lexington Avenue, New York, New York.

(4) Includes 4,400 shares subject to Culbro Options exercisable within 60 days. Upon consummation of the Distribution such Culbro Options will be exercisable for approximately the same number of shares of Class A Common Stock. See "CERTAIN EMPLOYEE BENEFIT MATTERS--Griffin Stock Option Plan."


(5) The address of B. Bros. Realty Limited Partnership ("B. Bros.") is 641 Lexington Avenue, New York, New York. Lucy C. Danziger and John L. Ernst are the general partners of B. Bros.


(6) The address of such person is Gabelli Funds, Inc., One Corporate Center, Rye, New York, NY 10580. A form filed with the SEC in September 1991 by Gabelli Funds, Inc. as subsequently amended indicates that the securities have been acquired by Gabelli Funds, Inc. and its wholly-owned subsidiaries on behalf of their investment advisory clients. Culbro has been informed that no individual client of Gabelli Funds, Inc. has ownership of more than 5% of Culbro's common stock.

(7) Excluding shares held by certain charitable foundations the officers and/or directors of which include certain officers and directors of the Company.

                          DESCRIPTION OF CAPITAL STOCK


    Griffin's authorized capital stock consists of 10,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The following summary description of the capital stock of Griffin is qualified in its entirety by reference to the form of Amended and Restated Certificate of Incorporation of Griffin (the "Amended Certificate") and By-Laws of Griffin (the "By-Laws"), a copy of each of which is filed as an exhibit to the Registration Statement on Form 10 of which this Information Statement forms a part.

COMMON STOCK



    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued in the Distribution will be fully paid and nonassessable.


PREFERRED STOCK

    The Board of Directors, without further stockholder authorization, is authorized to issue, from time to time, Preferred Stock in one or more series, to establish the number of shares to be included in any such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on the Common Stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the Griffin Board to issue Preferred Stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control of Griffin or an unsolicited acquisition proposal, since the issuance of Preferred Stock could be used to dilute the share ownership of a person or entity seeking to obtain control of Griffin. In addition, because the Griffin Board has the power to establish the preferences, powers and rights of the shares of any such series of Preferred Stock, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock, which could adversely affect the rights of holders of Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to Section 203 (an "Interested Stockholder") but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Amended Certificate contains a provision electing not to be governed by Section 203.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Amended Certificate contains a provision which eliminates the personal liability of a director to Griffin and its stockholders for certain breaches of his or her fiduciary duty of care as a director.

    This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to Griffin or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of Griffin protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for Griffin. As a result of this provision, the ability of Griffin or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

    In addition, the Amended Certificate and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Griffin, or is or was serving at the request of Griffin as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

TRANSFER AGENT AND REGISTRAR

    Chase Mellon Shareholder Services, LLC is the transfer agent and registrar for the Common Stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    Griffin believes that the power of the Griffin Board to issue additional authorized but unissued shares of Common Stock and Preferred Stock and to classify or reclassify unissued shares of Griffin capital stock and thereafter to cause Griffin to issue such classified or reclassified shares of stock will provide Griffin with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which may arise. The additional classes or series, as well as the Common Stock and Preferred Stock, will be available for issuance without further action by Griffin's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Griffin's securities may be listed or traded. Although the Griffin Board has no intention at the present time of doing so, it could authorize Griffin to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Griffin that might involve a premium price for holders of Common Stock or otherwise be in their best interests.

                                DIVIDEND POLICY

    The payment and amount of cash dividends on the Common Stock after the Distribution will be subject to the discretion of the Griffin Board. Griffin's dividend policy will be reviewed by Griffin's Board of Directors from time to time as may be appropriate and payment of dividends on the Common Stock will depend upon Griffin's financial position, capital requirements and other factors as the Griffin Board deems relevant. Subject to the foregoing, Griffin presently does not intend to pay cash dividends in the foreseeable future.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    Griffin presently does not have any material indebtedness. It is expected, however, that Griffin will explore a variety of financing options, including the possible establishment of a revolving credit facility, in order to fund future real estate development opportunities. The terms and conditions of future debt instruments of Griffin or its subsidiaries may impose restrictions on Griffin and its subsidiaries that affect, among other things, their ability to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets, and make certain investments. In addition, the terms and conditions of such indebtedness may restrict the ability of Griffin to pay dividends except under certain circumstances.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Immediately after consummation of the Distribution, Griffin will have outstanding a number shares of Common Stock equal to the number of shares of Culbro Common Stock outstanding immediately prior to the Distribution. As of June 2, 1997, there were 4,559,132 shares of Culbro Common Stock outstanding.



    Griffin intends to file a registration statement on Form S-8 under the Securities Act to register the sale of 700,000 shares of Common Stock reserved for issuance under the Griffin Stock Option Plan, including 450,000 shares of Common Stock issuable upon exercise of outstanding Culbro Options following the Distribution and 250,000 shares of Common Stock issuable upon exercise of newly issued options under the Griffin Stock Option Plan. See "CERTAIN EMPLOYEE BENEFIT MATTERS--Griffin Stock Option Plan." As a result, any shares of Common Stock issued upon exercise of such stock options will be available, subject to special rules for affiliates, for resale in the public market.



    In general, under Rule 144, as currently in effect, (i) a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock as to which at least two years have elapsed since such shares were sold by Griffin or by an affiliate of Griffin in a transaction or chain of transactions not involving a public offering ("restricted securities") or (ii) an affiliate of Griffin who holds shares of Common Stock that are not restricted securities may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the Common Stock then outstanding or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale required under Rule 144 was filed. Sales under Rule 144 also are subject to certain provisions relating to the manner and notice of sale and availability of current public information about Griffin. Affiliates of Griffin must comply with the requirements of Rule 144, including the one-year holding period requirement, to sell shares of Common Stock that are restricted securities. Furthermore, if a period of at least two years has elapsed from the date restricted securities were acquired from Griffin or an affiliate of Griffin, a holder of such restricted securities who is not an affiliate of Griffin at the time of the sale and has not been an affiliate of Griffin at any time during the three months prior to such sale would be entitled to sell such shares without regard to the volume limitation and other conditions described above.



    All shares of Common Stock will be eligible for sale in the public market immediately after consummation of the Distribution; PROVIDED, that all of such shares held by the members of the Cullman & Ernst Group may be resold only pursuant to, and in accordance with, the volume, manner of sale and other conditions of Rule 144 described above.



    Prior to the Distribution, there has been no public market for the Common Stock. Although Griffin can make no prediction as to the effect, if any, that sales of shares of Common Stock by the Cullman & Ernst Group or any other person would have on the market price prevailing from time to time, sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) or the perception that such sales could occur, could adversely affect prevailing market prices.

                             ADDITIONAL INFORMATION


    Griffin has filed with the Commission a Registration Statement on Form 10 under the Exchange Act with respect to the Common Stock described herein. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Further information may be obtained from the Registration Statement and such exhibits and schedules. Copies of these documents may be inspected at and obtained at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such reports and other documents may be obtained from the web site that the Commission maintains at http://www.sec.gov. Copies of such information can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


    Following the Distribution, Griffin will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Additionally, Griffin will be subject to the proxy solicitation requirements of the Exchange Act and will furnish annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders.

    No person is authorized to give any information or to make any representations other than those contained in this Information Statement. Any other information or representations given or made must not be relied upon as having been authorized. This Information Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities. The delivery of this Information Statement must not under any circumstances be construed as an implication that there has been no change in the affairs of Griffin subsequent to the date of this Information Statement.

                         INDEX TO FINANCIAL STATEMENTS

INTERIM FINANCIAL STATEMENTS

Consolidated Statement of Operations for the Thirteen Weeks Ended March 2, 1996 and
 March 1, 1997.......................................................................        F-2

Consolidated Balance Sheet as of November 30, 1996 and March 1, 1997.................        F-3

Consolidated Statement of Cash Flows for the Thirteen Weeks Ended March 2, 1996 and
 March 1, 1997.......................................................................        F-4

Notes to Consolidated Financial Statements...........................................        F-5

ANNUAL FINANCIAL STATEMENTS

Report of Independent Accountants....................................................        F-9

Combined Statement of Operations for the Fiscal Years Ended December 3, 1994,
 December 2, 1995 and November 30, 1996..............................................       F-10

Combined Balance Sheet as of December 2, 1995 and November 30, 1996 and Pro Forma
 Combined Balance Sheet as of November 30, 1996......................................       F-11

Combined Statement of Cash Flows for the Fiscal Years Ended December 3, 1994,
 December 2, 1995 and November 30, 1996..............................................       F-12

Notes to Combined Financial Statements...............................................       F-13

                         GRIFFIN LAND & NURSERIES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                       FOR THE 13 WEEKS ENDED,
                                                                                     ----------------------------
                                                                                     MARCH 2, 1996  MARCH 1, 1997
                                                                                     -------------  -------------
Net sales and other revenue........................................................    $   3,352      $   2,725
Costs and expenses:
  Cost of goods sold...............................................................        2,408          1,943
  Selling, general and administrative expenses.....................................        2,568          3,208
                                                                                     -------------  -------------
Operating loss.....................................................................       (1,624)        (2,426)
Loss from equity investments in Centaur............................................          (18)           (22)
Other nonoperating income, net.....................................................          337         --
Interest expense...................................................................        1,902            799
                                                                                     -------------  -------------
Loss before income tax benefit.....................................................       (3,207)        (3,247)
Income tax benefit.................................................................       (1,240)        (1,234)
                                                                                     -------------  -------------
Loss from continuing operations....................................................       (1,967)        (2,013)
Income from discontinued operation, net of taxes of $321...........................          496         --
                                                                                     -------------  -------------
Net loss...........................................................................    $  (1,471)     $  (2,013)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See Notes to Consolidated Financial Statements.

                         GRIFFIN LAND & NURSERIES, INC.

                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                                                 NOVEMBER 30, 1996
                                                                                 -----------------  MARCH 1, 1997
                                                                                                    -------------
                                                                                                     (UNAUDITED)
ASSETS

CURRENT ASSETS
Cash and cash equivalents......................................................     $     7,371       $   6,498
Accounts receivable, less allowance of $302 and $304...........................           3,962           1,730
Inventories....................................................................          27,530          30,109
Deferred income taxes..........................................................           4,047           2,783
Other current assets...........................................................           1,158             801
                                                                                       --------     -------------
TOTAL CURRENT ASSETS...........................................................          44,068          41,921

Property and equipment, net....................................................          12,676          12,671
Real estate held for sale or lease, net........................................          26,862          27,154
Investment in Centaur Communications, Ltd......................................          14,695          14,673
Other assets, including investment in real estate joint venture of $3,403 and
  $3,348.......................................................................           3,474           3,454
                                                                                       --------     -------------
TOTAL ASSETS...................................................................     $   101,775       $  99,873
                                                                                       --------     -------------
                                                                                       --------     -------------
LIABILITIES AND CULBRO INVESTMENT

CURRENT LIABILITIES
Accounts payable and accrued liabilities.......................................     $     7,093       $   3,448
Long-term debt due within one year.............................................             277             242
                                                                                       --------     -------------
TOTAL CURRENT LIABILITIES......................................................           7,370           3,690

Long-term debt.................................................................          38,846           2,896
Other noncurrent liabilities...................................................           8,110           2,995
                                                                                       --------     -------------

TOTAL LIABILITIES..............................................................          54,326           9,581

CULBRO INVESTMENT..............................................................          47,449          90,292
                                                                                       --------     -------------

TOTAL LIABILITIES AND CULBRO INVESTMENT........................................     $   101,775       $  99,873
                                                                                       --------     -------------
                                                                                       --------     -------------

                See Notes to Consolidated Financial Statements.

                         GRIFFIN LAND & NURSERIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                       FOR THE 13 WEEKS ENDED,
                                                                                     ----------------------------
                                                                                     MARCH 2, 1996  MARCH 2, 1997
                                                                                     -------------  -------------
OPERATING ACTIVITIES:
Net loss...........................................................................    $  (1,471)     $  (2,013)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization......................................................          575            504
Income from discontinued operation, before tax.....................................         (817)            --
Loss from equity investment in Centaur.............................................           18             22
Discount and interest on subordinated note.........................................          587             --
Accretion and dividend income on Series B preferred stock..........................         (587)            --
Deferred income taxes..............................................................        1,276           (313)
Changes in assets and liabilities, net of effect of Liability Assumption:
  Accounts receivable..............................................................        1,875          2,221
  Inventories......................................................................       (1,778)        (2,579)
  Real estate held for sale or lease...............................................          112           (475)
  Accounts payable and accrued liabilities.........................................       (1,395)        (2,111)
Other..............................................................................        1,103           (252)
                                                                                     -------------  -------------
Net cash used in operating activities of continuing operations.....................         (502)        (4,996)
Cash used in operating activities of discontinued operation........................         (317)            --
                                                                                     -------------  -------------
Net cash used in operating activities..............................................         (819)        (4,996)
                                                                                     -------------  -------------

INVESTING ACTIVITIES:
Additions to property and equipment................................................         (143)          (327)
Investing activities of discontinued operation.....................................         (321)            --
                                                                                     -------------  -------------
Net cash used in investing activities..............................................         (464)          (327)
                                                                                     -------------  -------------

FINANCING ACTIVITIES:
Net transactions with Culbro, excluding Liability Assumption.......................       (7,558)        (2,765)
Payments of debt...................................................................          (81)           (37)
Increase in debt...................................................................        5,000          7,252
                                                                                     -------------  -------------
Net cash (used in) provided by financing activities................................       (2,639)         4,450
                                                                                     -------------  -------------
Net decrease in cash and cash equivalents..........................................       (3,922)          (873)
Cash and cash equivalents at beginning of period...................................        7,687          7,371
                                                                                     -------------  -------------
Cash and cash equivalents at end of period.........................................    $   3,765      $   6,498
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See Notes to Consolidated Financial Statements.

                         GRIFFIN LAND & NURSERIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The unaudited consolidated financial statements of Griffin Land & Nurseries ("Griffin"), a wholly owned subsidiary of Culbro Corporation ("Culbro") have been prepared in conformity with the standards of accounting measurement set forth in Accounting Principles Board Opinion No. 28 and any amendments thereto adopted by the Financial Accounting Standards Board. Also, the financial statements have been prepared in accordance with the accounting policies stated in Griffin's audited 1996 Combined Financial Statements and should be read in conjunction with the Notes to Combined Financial Statements appearing in that report. All adjustments, comprising only normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for the interim periods have been reflected.

    The results in the 1996 quarter include CMS Gilbreth Packaging Systems, Inc. ("CMS Gilbreth") as a discontinued operation. This business was sold in the 1996 fourth quarter.

    The results of operations for the thirteen week period ended March 1, 1997 are not necessarily indicative of the results to be expected for the full year.

2. CERTAIN TRANSACTIONS

    Griffin, Culbro and General Cigar Holdings, Inc. ("GC Holdings"), a Culbro subsidiary, entered into a Distribution Agreement (the "Distribution Agreement") on February 27, 1997. The Distribution Agreement provided for (i) the consummation of the Asset Transfers (see below), (ii) the Distribution of Griffin's common stock to the existing shareholders of Culbro (the "Distribution") following the initial public offering (the "Offering") of GC Holdings Class A common stock, and (iii) following the Distribution, the merger of Culbro, subject to certain conditions, with and into GC Holdings (the "Merger"). The Offering was completed on February 28, 1997. The Distribution is principally contingent upon (i) either a favorable tax ruling (which Culbro has applied for) or an opinion of counsel satisfactory to Culbro that the Distribution constitutes a tax free organization under Section 355 of the Internal Revenue Code and (ii) approval of the Merger by the holders of 66 2/3% of the outstanding Culbro common stock.

    Pursuant to the Distribution Agreement, Culbro transferred to Griffin substantially all the non-tobacco related assets of Culbro, including: (i) all of the outstanding common stock of Imperial Nurseries, Inc., a wholly owned subsidiary of Culbro; (ii) approximately 5,500 acres of land in Connecticut and Florida, as well as nursery wholesale service centers; (iii) Culbro's interests in Eli Witt and assets previously owned by Eli Witt; (iv) its 25% interest in Centaur Communications, Ltd. ("Centaur"); and (v) all licenses, permits, accounts receivable, prepaid expenses, reserves and other assets (other than cash) related to the real estate and nursery businesses. The Distribution Agreement also provided for the assumption by Griffin of all of the liabilities related to the businesses and assets transferred to Griffin from Culbro. Pursuant to the Distribution Agreement, Griffin was given $7 million in cash. All of the transferred assets and related liabilities are included in the accompanying consolidated financial statements at Culbro's historical cost.

    The Distribution Agreement also provided that, on February 27, 1997, GC Holdings assumed all of Culbro general corporate debt and certain other liabilities, principally retirement obligations, which are included in Griffin's historical financial statements (the "Liability Assumption"). See Note 3 for the pro forma effect of the Liability Assumption on Griffin's results of operations.

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

2. CERTAIN TRANSACTIONS (CONTINUED)
    As a result of the transactions described above, Culbro is a holding company, substantially all of the assets of which are the stock of Griffin and GC Holdings. Pursuant to the terms of the Distribution Agreement, Griffin and GC Holdings will operate independently of each other.


    The Distribution Agreement also provides that Culbro undertake a pro rata distribution of Griffin common stock to the shareholders of Culbro.


3. CONSOLIDATED CONDENSED PRO FORMA FINANCIAL INFORMATION


    The following consolidated condensed unaudited pro forma statement of operations of Griffin gives effect to the Liability Assumption by GC Holdings as if it had been completed at the beginning of the respective periods. The unaudited pro forma statement of operations for the 1996 first quarter also gives effect to the use of the proceeds from the sale of CMS Gilbreth and the exchange of Series B preferred stock of Eli Witt in satisfaction of Griffin's obligations to a third party on the related subordinated note payable (transactions which were completed in the 1996 fourth quarter) as if they had been completed at the beginning of the 1996 first quarter. The Liability Assumption is already reflected in Griffin's March 1, 1997 balance sheet. The consolidated condensed unaudited pro forma statement of operations presented herein may not necessarily reflect the results of operations had these transactions actually taken place on the assumed dates.


      CONSOLIDATED CONDENSED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)


                                                                                       FOR THE 13 WEEKS ENDED,
                                                                                     ----------------------------
                                                                                     MARCH 2, 1996  MARCH 1, 1997
                                                                                     -------------  -------------
Net sales..........................................................................    $   3,352      $   2,725
                                                                                     -------------  -------------
Operating loss.....................................................................       (1,624)        (2,426)
Loss from equity investment........................................................          (18)           (22)
Interest expense...................................................................          153             69
                                                                                     -------------  -------------
Loss before income tax benefit.....................................................       (1,795)        (2,517)
Income tax benefit.................................................................         (689)          (949)
                                                                                     -------------  -------------
Loss from continuing operations....................................................    $  (1,106)     $  (1,568)
                                                                                     -------------  -------------
                                                                                     -------------  -------------


4. RELATED PARTY TRANSACTIONS

    CULBRO INVESTMENT

    Griffin maintained an intercompany account with Culbro in which intercompany transactions, including cash transfers and the liability for benefit and insurance costs and allocated general and administrative expenses described below, were recorded. The balance in the intercompany account at the end of each period presented has been included in Culbro Investment in the consolidated balance sheet. The Culbro

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

4. RELATED PARTY TRANSACTIONS (CONTINUED)
Investment account also includes the cumulative net earnings of Griffin and its capital stock. The changes in the Culbro Investment account are summarized as follows:

                                                                                        FOR THE 13 WEEKS ENDED
                                                                                     ----------------------------
                                                                                     MARCH 2, 1996  MARCH 1, 1997
                                                                                     -------------  -------------
Balance beginning of period........................................................    $  61,299      $  47,449
Net loss...........................................................................       (1,471)        (2,013)
                                                                                     -------------  -------------
                                                                                          59,828         45,436
                                                                                     -------------  -------------
Transactions with Culbro:
  Liability Assumption.............................................................       --             47,621
  Net operating cash flow transferred to Culbro....................................       (7,026)        (1,957)
  Allocated Culbro general and administrative expenses.............................          387            426
  Intercompany income tax benefits.................................................         (919)        (1,234)
                                                                                     -------------  -------------
Total transactions with Culbro, net................................................       (7,558)        44,856
                                                                                     -------------  -------------
Balance end of period..............................................................    $  52,270      $  90,292
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    A portion of Culbro management time and resources were related to Griffin's operations, and Culbro also performed certain specific administrative functions for Griffin, including legal, tax, treasury, human resources and internal audit. The consolidated statement of operations reflects general and administrative expenses of $0.4 million in each of the thirteen-week periods ended March 2, 1996 and March 1, 1997, allocated by Culbro to Griffin for these services. These charges were based principally on Griffin's proportionate share of expenses relating to the Culbro corporate activities associated with Griffin's operations and are considered by management to be reasonable. These amounts may not necessarily be indicative of the actual general and administrative expenses Griffin would have incurred had it operated independently during the periods presented.

5. LONG-TERM DEBT

    Long-term debt includes:

                                                             NOVEMBER 30, 1996  MARCH 1, 1997
                                                             -----------------  -------------
Credit Agreement...........................................      $  36,000        $  --
Mortgages..................................................          2,644            2,626
Capital leases.............................................            479              512
                                                                   -------           ------
Total......................................................         39,123            3,138
Less: due within one year..................................            277              242
                                                                   -------           ------
Total long-term debt.......................................      $  38,846        $   2,896
                                                                   -------           ------
                                                                   -------           ------

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

5. LONG-TERM DEBT (CONTINUED)
    On February 27, 1997, pursuant to the Distribution Agreement, Culbro's general corporate debt that had been included in Griffin's financial statements was assumed by GC Holdings, and therefore will not be part of Griffin's debt structure prospectively.

6. SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

    INVENTORIES

    Inventories consists of:

                                                             NOVEMBER 30, 1996  MARCH 1, 1997
                                                             -----------------  -------------
Raw materials and supplies.................................      $     742        $   1,126
Work-in-process............................................         15,112           16,662
Finished goods.............................................         11,676           12,321
                                                                   -------      -------------
                                                                 $  27,530        $  30,109
                                                                   -------      -------------
                                                                   -------      -------------

    PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                     ESTIMATED USEFUL LIVES  NOVEMBER 30, 1996  MARCH 1, 1997
                                     ----------------------  -----------------  -------------
Land...............................                              $   5,982        $   5,998
Buildings and improvements.........        10 to 40 years            3,807            3,807
Machinery and equipment............         3 to 20 years           12,337           12,438
                                                                   -------      -------------
                                                                    22,126           22,243
Accumulated depreciation...........                                 (9,450)          (9,572)
                                                                   -------      -------------
                                                                 $  12,676        $  12,671
                                                                   -------      -------------
                                                                   -------      -------------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Griffin Land & Nurseries, Inc.

In our opinion, the accompanying combined balance sheet and the related combined statements of operations and of cash flows present fairly, in all material respects, the combined financial position of Griffin Land & Nurseries, Inc. (a wholly-owned subsidiary of Culbro Corporation) at December 2, 1995 and November 30, 1996 and the results of their combined operations and their combined cash flows for each of the fiscal years ended December 3, 1994, December 2, 1995 and November 30, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
New York, New York
April 7, 1997

                         GRIFFIN LAND & NURSERIES, INC.

                        COMBINED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                    FOR THE FISCAL YEARS ENDED,
                                                                                  --------------------------------
                                                                                   DEC. 3,     DEC. 2,   NOV. 30,
                                                                                     1994       1995       1996
                                                                                  ----------  ---------  ---------
Net sales and other revenue.....................................................  $   43,024  $  41,756  $  46,531
Costs and expenses:
  Cost of goods sold............................................................      30,034     28,389     34,210
  Selling, general and administrative expenses..................................      14,257     12,557     12,666
  Other nonrecurring expense....................................................       3,600     --            900
                                                                                  ----------  ---------  ---------
Operating (loss) profit.........................................................      (4,867)       810     (1,245)
Gain on sale of Eli Witt stock..................................................       2,691     --         --
(Loss) income from equity investments, net......................................      (1,728)      (153)       303
Other nonoperating income, net..................................................       1,446        923      1,917
Interest expense................................................................       7,978      8,193      7,805
                                                                                  ----------  ---------  ---------
Loss before income tax benefit..................................................     (10,436)    (6,613)    (6,830)
Income tax benefit..............................................................      (3,279)    (2,348)    (2,767)
                                                                                  ----------  ---------  ---------
Loss from continuing operations.................................................      (7,157)    (4,265)    (4,063)
                                                                                  ----------  ---------  ---------
Discontinued operation:
  Loss on sale of discontinued operation, net of tax benefit and reversal of
    deferred taxes of $4,182....................................................      --         --         (1,311)
  Income from discontinued operation, net of taxes (1994--$2,273; 1995--$2,580;
    1996--$527).................................................................       3,324      3,685        768
                                                                                  ----------  ---------  ---------
Net income (loss) from discontinued operation...................................       3,324      3,685       (543)
                                                                                  ----------  ---------  ---------
Net loss........................................................................  $   (3,833) $    (580) $  (4,606)
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

                  See Notes to Combined Financial Statements.

                         GRIFFIN LAND & NURSERIES, INC.

                             COMBINED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                                            DEC. 2,     NOV. 30,
                                                                              1995        1996
                                                                           ----------  ----------   PRO FORMA FOR
                                                                                                      LIABILITY
                                                                                                   ASSUMPTION (A)
                                                                                                    NOV. 30, 1996
                                                                                                   ---------------
                                                                                                     (UNAUDITED)
ASSETS

CURRENTS ASSETS
Cash and cash equivalents................................................  $    7,687  $    7,371    $     7,371
Accounts receivable, less allowance of $338 and $302.....................       3,961       3,962          3,962
Inventories..............................................................      25,931      27,530         27,530
Deferred income taxes....................................................      --           4,047          2,470
Other current assets.....................................................       1,572       1,158          1,158
                                                                           ----------  ----------  ---------------
TOTAL CURRENT ASSETS.....................................................      39,151      44,068         42,491

Property and equipment, net..............................................      12,619      12,676         12,676
Real estate held for sale or lease, net..................................      31,907      26,862         26,862
Investment in preferred stock of Eli Witt................................      15,122      --            --
Investment in Centaur Communications, Ltd................................      14,392      14,695         14,695
Other assets, including investments in real estate joint ventures of
  $7,964 and $3,403......................................................      10,356       3,474          3,474
Net assets of discontinued operation.....................................      42,108      --            --
                                                                           ----------  ----------  ---------------
TOTAL ASSETS.............................................................  $  165,655  $  101,775    $   100,198
                                                                           ----------  ----------  ---------------
                                                                           ----------  ----------  ---------------
LIABILITIES AND CULBRO INVESTMENT

CURRENT LIABILITIES
Accounts payable and accrued liabilities.................................  $    8,114  $    7,093    $     5,559
Long-term debt due within one year.......................................       7,968         277            277
                                                                           ----------  ----------  ---------------
TOTAL CURRENT LIABILITIES................................................      16,082       7,370          5,836

Long-term debt...........................................................      72,737      38,846          2,846
Deferred income taxes....................................................       3,692      --            --
Other noncurrent liabilities and deferred credit.........................      11,845       8,110          3,662
                                                                           ----------  ----------  ---------------

TOTAL LIABILITIES........................................................     104,356      54,326         12,344

COMMITMENTS AND CONTINGENCIES (SEE NOTE 14)                                    --          --            --

CULBRO INVESTMENT........................................................      61,299      47,449         87,854
                                                                           ----------  ----------  ---------------

TOTAL LIABILITIES AND CULBRO INVESTMENT..................................  $  165,655  $  101,775    $   100,198
                                                                           ----------  ----------  ---------------
                                                                           ----------  ----------  ---------------

------------------------

(a) Reflects the reduction of certain liabilities that were transferred to and assumed by General Cigar Holdings, Inc. pursuant to a Distribution Agreement. The liabilities include principally the Culbro debt of $36 million, certain accrued retirement obligations and other items.

                  See Notes to Combined Financial Statements.

                         GRIFFIN LAND & NURSERIES, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                     FOR THE FISCAL YEARS ENDED,
                                                                                  ---------------------------------
                                                                                   DEC. 3,     DEC. 2,    NOV. 30,
                                                                                     1994       1995        1996
                                                                                  ----------  ---------  ----------
OPERATING ACTIVITIES:
Net loss........................................................................  $   (3,833) $    (580) $   (4,606)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization...................................................       2,142      2,416       2,405
Loss (income) from discontinued operation, before tax...........................      (5,597)    (6,265)      4,198
Gain on sale of Eli Witt common stock...........................................      (2,691)    --          --
Loss (income) from equity investments...........................................       1,728        153        (303)
Discount and interest on subordinated note......................................       1,446      2,349       2,167
Accretion and dividend income on preferred stock of Eli Witt....................      (1,446)    (2,349)     (2,167)
Proceeds from sale of investment in real estate joint venture...................      --         --           4,042
Deferred income taxes...........................................................      (2,995)     1,533      (7,739)
Changes in assets and liabilities which increased (decreased) cash:
  Accounts receivable...........................................................        (991)      (177)       (303)
  Inventories...................................................................        (554)    (1,159)     (1,599)
  Real estate held for sale or lease............................................       3,248        611         506
  Accounts payable and accrued liabilities......................................      (4,714)       499      (1,474)
Other, net......................................................................       2,612       (902)      2,648
                                                                                  ----------  ---------  ----------
Net cash used in operating activities of continuing operations..................     (11,645)    (3,871)     (2,225)
Cash provided by operating activities of discontinued operation.................      10,235      9,435       3,547
                                                                                  ----------  ---------  ----------
Net cash (used in) provided by operating activities.............................      (1,410)     5,564       1,322
                                                                                  ----------  ---------  ----------
INVESTING ACTIVITIES:
Proceeds from sale of discontinued operation....................................      --         --          35,030
Additions to property and equipment.............................................        (625)      (847)     (1,378)
Investment in Eli Witt subordinated note........................................      --         (5,000)     --
Proceeds from Eli Witt repayment of a mortgage loan to the Company..............       8,000     --          --
Proceeds from the sale of Eli Witt common stock.................................         672     --          --
Investing activities of discontinued operation..................................      (2,317)    (1,450)       (947)
                                                                                  ----------  ---------  ----------
Net cash provided by (used in) investing activities.............................       5,730     (7,297)     32,705
                                                                                  ----------  ---------  ----------
FINANCING ACTIVITIES:
Net transactions with Culbro....................................................      15,854     17,453      (9,244)
Payments of debt................................................................     (27,928)   (14,829)    (25,099)
Increase in debt................................................................      11,669     --          --
                                                                                  ----------  ---------  ----------
Net cash (used in) provided by financing activities.............................        (405)     2,624     (34,343)
                                                                                  ----------  ---------  ----------
Net increase (decrease) in cash and cash equivalents............................       3,915        891        (316)
Cash and cash equivalents at beginning of year..................................       2,881      6,796       7,687
                                                                                  ----------  ---------  ----------
Cash and cash equivalents at end of year........................................  $    6,796  $   7,687  $    7,371
                                                                                  ----------  ---------  ----------
                                                                                  ----------  ---------  ----------

                  See Notes to Combined Financial Statements.

                         GRIFFIN LAND & NURSERIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. CERTAIN TRANSACTIONS

    The accompanying combined financial statements include the accounts of Griffin Land & Nurseries, Inc. ("Griffin") and reflect its financial position, results of operations and cash flows after elimination of intercompany accounts and transactions. Prior to March 18, 1997, Griffin was known as Culbro Land Resources, Inc. Griffin is a wholly owned subsidiary of Culbro Corporation ("Culbro").

    Griffin, Culbro and General Cigar Holdings, Inc. ("GC Holdings"), a Culbro subsidiary, entered into a Distribution Agreement (the "Distribution Agreement") on February 27, 1997. The Distribution Agreement provided for (i) the consummation of the Asset Transfers (see below), (ii) the distribution of Griffin's common stock to the existing shareholders of Culbro (the "Distribution") following the initial public offering (the "Offering") of GC Holdings Class A common stock, and (iii) following the Distribution, the merger of Culbro, subject to certain conditions, with and into GC Holdings (the "Merger"). The Offering was completed on February 28, 1997. The Distribution is contingent principally upon (i) either a tax ruling (which has been applied for by Culbro) or an opinion of counsel satisfactory to Culbro that the Distribution constitutes a tax free organization under Section 355 of the Internal Revenue Code and (ii) approval of the Merger by the holders of 66 2/3% of the outstanding Culbro common stock.

    Pursuant to the Distribution Agreement, Culbro transferred to Griffin substantially all the non-tobacco related assets of Culbro, including: (i) all of the outstanding common stock of Imperial Nurseries, Inc., a wholly owned subsidiary of Culbro; (ii) approximately 5,500 acres of land in Connecticut and Florida, as well as nursery wholesale service centers; (iii) Culbro's interests in Eli Witt and assets previously owned by The Eli Witt Company ("Eli Witt") (see Note 12); (iv) its 25% interest in Centaur Communications, Ltd. ("Centaur"); and (v) all licenses, permits, accounts receivable, prepaid expenses, reserves and other current assets (other than cash) related to the real estate and landscape nursery businesses. The Distribution Agreement also provided for the assumption by Griffin of all of the liabilities related to the businesses and assets transferred to Griffin from Culbro. Pursuant to the Distribution Agreement, $7.0 million in cash was transferred to Griffin and is reflected on the historical balance sheets. Griffin continues to operate the real estate business owned prior to the Asset Transfers (see below). All of the transferred assets and related liabilities are included in the accompanying combined financial statements at Culbro's historical cost.

    The Distribution Agreement also provided for the transfer to and assumption by GC Holdings of all of Culbro's general corporate debt and certain other liabilities, principally retirement obligations, which are included in Griffin's historical financial statements. See Note 4 for the pro forma effect of these liability transfers on Griffin's financial position and results of operations.

    As a result of the transfers described above ( the "Asset Transfers"), Culbro is a holding company, substantially all of the assets of which are the stock of Griffin and GC Holdings. Pursuant to the terms of the Distribution Agreement, Griffin and GC Holdings will operate independently of each other.


    Prior to March 18, 1997, Culbro held all 1,000 then, issued and outstanding shares of common stock, par value $0.01 per share, of Griffin (the "Original Shares"). On March 18, 1997, pursuant to an amended and restated certificate of incorporation of Griffin, each Original Share was exchanged for one share of Class B Common Stock, par value $0.01 per share, of Griffin (the "Class B Common Stock"). Prior to the Distribution Date, Griffin intends to file an Amended and Restricted Certificate of Incorporation, the form of which is filed as an exhibit to the Registration Statement on Form 10 of which this Information Statement forms a part, pursuant to which each share of Class B Common Stock will be exchanged for one

                         GRIFFIN LAND & NURSERIES, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. CERTAIN TRANSACTIONS (CONTINUED)

share of newly-authorized common stock, par value $0.01 per share (the "Common Stock"). Prior to the Distribution, Griffin will effect a stock split such that the number of issued and outstanding shares of Common Stock will equal the number of then-outstanding shares of common stock, par value $1, of Culbro. The Distribution Agreement provides for the pro rata distribution by Culbro to the shareholders of Culbro of the Common Stock.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accompanying combined financial statements of Griffin include the accounts of Griffin's real estate operations, Imperial Nurseries, Inc. ("Imperial Nurseries") and CMS Gilbreth Packaging Systems, Inc. ("CMS Gilbreth"), which was sold in 1996 (see Note 3) and is reported as a discontinued operation in these statements. The combined financial statements have been presented as if Griffin had operated as an independent stand-alone entity for all periods presented. Such financial statements may not necessarily present the financial position, results of operations and cash flows Griffin would have reported had it actually operated as a stand-alone entity. See Note 4 for combined condensed unaudited pro forma financial information. All intercompany transactions have been eliminated.

    Griffin accounts for its investments in Centaur, Eli Witt and real estate joint ventures under the equity method. Prior to April 1994, Eli Witt was a consolidated subsidiary of Griffin. Results of real estate joint ventures are included in operating profit.

    BUSINESS SEGMENTS

    Griffin is engaged in the landscape nursery and real estate businesses. Imperial Nurseries, the landscape nursery segment, is engaged in growing plants which are sold principally to garden centers, wholesalers and merchandisers, and operating sales and service centers which sell principally to landscapers. Griffin's real estate segment builds and manages commercial and industrial properties and develops residential subdivisions on real estate in Connecticut and Massachusetts that was previously owned by Culbro and transferred to Griffin in accordance with the Distribution Agreement.

    FISCAL YEAR

    Griffin's fiscal year ends on the Saturday nearest November 30. Fiscal years 1994, 1995 and 1996 ended December 3, 1994, December 2, 1995 and November 30, 1996, respectively. Fiscal 1994 included 53 weeks, and fiscal 1995 and fiscal 1996 each contained 52 weeks.

    INVENTORIES

    Griffin's inventories are stated at the lower of cost or market using the average cost method. Raw materials and work in process are landscape nursery stock, a substantial amount of which will not be used or sold within one year. It is industry practice to include such inventories in current assets.

                         GRIFFIN LAND & NURSERIES, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Depreciation is determined on a straight-line basis over the estimated useful asset lives for financial reporting purposes and principally on accelerated methods for tax purposes.

    REVENUE AND GAIN RECOGNITION

    In the landscape nursery business, sales and the related cost of sales are recognized upon shipment of products. Sales returns are not material. In the real estate business, gains on real estate sales are recognized in accordance with SFAS No. 66, "Accounting for Sales of Real Estate."

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The amounts included in the financial statements for accounts receivable, accounts payable and accrued liabilities reflect their fair values because of the short-term maturity of these instruments. The fair values of Griffin's other financial instruments are discussed in Note 8.

    EARNINGS PER SHARE

    Griffin is a wholly owned subsidiary of Culbro and its historical capital structure does not permit a meaningful presentation of earnings per share. Accordingly, earnings per share are not presented herein.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement requires that long-lived assets and certain intangibles held and used by a business entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Prior to the issuance of this Statement, Griffin periodically reviewed its long-lived assets, considering future performance of those assets and the need for adjustments to their carrying values. Griffin has adopted this Statement and performs such reviews in accordance with the methods prescribed by SFAS No. 121.

    In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation." This Statement establishes a fair value method of accounting for, or disclosing, stock-based compensation plans. Griffin intends to adopt the disclosure provisions of this statement which require disclosing the pro forma effect on net income and earnings per share of the fair value method of accounting for stock-based compensation. The adoption of the disclosure provisions will not affect combined financial condition, results of operations, or cash flows.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Actual results could differ from those estimates.

                         GRIFFIN LAND & NURSERIES, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Estimates are used when accounting for allowance for uncollectible accounts receivable, depreciation and amortization, employee benefit plans, taxes, and contingencies, among others.

3. BUSINESS DISPOSITION

    On November 8, 1996, Griffin completed the sale of its labeling and packaging systems business, CMS Gilbreth. Net proceeds, after sale expenses, were $35.0 million, and Griffin recorded a pretax loss of $5.5 million on the sale, net of operating profit of $1.6 million earned during the phase-out period. The sale proceeds were used to repay debt.

    CMS Gilbreth is reported as a discontinued operation in the accompanying financial statements. Net sales of CMS Gilbreth were $51.1 million and $51.0 million in 1994 and 1995, respectively, and $43.6 million in 1996 through the date of sale.

4. COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)


    The following combined condensed unaudited pro forma statement of operations of Griffin gives effect to: (i) the assumption by GC Holdings of the liability portion of the Asset Transfers, (ii) the use of proceeds from the sale of CMS Gilbreth, (iii) the exchange of preferred stock of Eli Witt in satisfaction of Griffin's obligations to a third party under an exchangeable subordinated note and (iv) the elimination of the allocated portion of Culbro's nonrecurring expense for the cost of terminating a long-term compensation plan and severance for certain employees in contemplation of the Distribution, that will not be incurred in the future as a result of the Distribution. The combined condensed unaudited pro forma statement of operations assumes that these transactions took place at the beginning of fiscal 1996. The combined condensed unaudited pro forma balance sheet reflects the assumption by GC Holdings of the liability portion of the Asset Transfers and its effect on related deferred taxes as if they occurred at the balance sheet date. The effect of the sale of CMS Gilbreth and the exchange of preferred stock of Eli Witt are reflected (eliminated) in Griffin's historical 1996 combined balance sheet. The combined condensed unaudited pro forma financial information presented herein may not necessarily reflect the results of operations and financial position had these transactions actually taken place on the assumed dates.


        COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)


                                                                                       1996
                                                                                     ---------
Net sales..........................................................................  $  46,531
                                                                                     ---------
Operating loss.....................................................................       (345)
Income from equity investment......................................................        303
Interest expense...................................................................        508
                                                                                     ---------
Loss before income tax benefit.....................................................       (550)
Income tax benefit.................................................................       (317)
                                                                                     ---------
Loss from continuing operations....................................................  $    (233)
                                                                                     ---------
                                                                                     ---------

                         GRIFFIN LAND & NURSERIES, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
             COMBINED CONDENSED PRO FORMA BALANCE SHEET (UNAUDITED)

                                                                                     NOV. 30,
                                                                                       1996
                                                                                    ----------
Current assets....................................................................  $   42,491
Property and equipment, net.......................................................      12,676
Real estate held for sale or lease, net...........................................      26,862
All other assets..................................................................      18,169
                                                                                    ----------
Total assets......................................................................  $  100,198
                                                                                    ----------
                                                                                    ----------
Current liabilities...............................................................  $    5,836
Long-term debt....................................................................       2,846
Other noncurrent liabilities......................................................       3,662
                                                                                    ----------
Total liabilities.................................................................      12,344
Culbro Investment.................................................................      87,854
                                                                                    ----------
Total liabilities and Culbro Investment...........................................  $  100,198
                                                                                    ----------
                                                                                    ----------

                         GRIFFIN LAND & NURSERIES, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. INDUSTRY SEGMENT INFORMATION

    Griffin's businesses operate in two industry segments: landscape nursery and real estate (see Note 2). Griffin has no operations outside of the United States, and export sales are not material. Capital expenditures and depreciation and amortization presented herein include amounts related to capital leases.

                                                                        1994        1995        1996
                                                                     ----------  ----------  ----------
NET SALES AND OTHER REVENUE
Landscape nursery..................................................  $   35,315  $   34,894  $   37,045
Real estate........................................................       7,709       6,862       9,486
                                                                     ----------  ----------  ----------
                                                                     $   43,024  $   41,756  $   46,531
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
OPERATING PROFIT (LOSS)
Landscape Nursery..................................................  $     (604) $    1,732  $    1,650
Real estate (a)....................................................      (2,241)      1,228        (300)
                                                                     ----------  ----------  ----------
Industry segment totals............................................      (2,845)      2,960       1,350
General corporate expense, net (b).................................       2,022       2,150       2,595
(Loss) income from equity investments, net.........................      (1,728)       (153)        303
Other nonoperating income, net.....................................       1,446         923       1,917
Gain on sale of Eli Witt common stock..............................       2,691      --          --
Interest expense...................................................       7,978       8,193       7,805
                                                                     ----------  ----------  ----------
Loss before income tax benefit.....................................  $  (10,436) $   (6,613) $   (6,830)
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
IDENTIFIABLE ASSETS
Landscape nursery..................................................      40,636      42,881      43,948
Real estate........................................................      42,455      41,228      31,664
                                                                     ----------  ----------  ----------
Industry segment totals............................................      83,091      84,109      75,612
General corporate..................................................      40,502      39,438      26,163
Net assets of discontinued operation...............................      43,828      42,108      --
                                                                     ----------  ----------  ----------
                                                                     $  167,421  $  165,655  $  101,775
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

------------------------

(a) Real estate segment operating loss in 1994 includes a $3.6 million charge for the write off of development costs expended in earlier years.

(b) General corporate expense in 1996 includes an allocation to Griffin by Culbro of $0.9 million for the termination of a compensation plan, severance and other expenses in contemplation of the Distribution (see Note 1).

                         GRIFFIN LAND & NURSERIES, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. INDUSTRY SEGMENT INFORMATION (CONTINUED)

                                                                           DEPRECIATION AND AMORTIZATION
                                              CAPITAL EXPENDITURES
                                         -------------------------------  -------------------------------
                                           1994       1995       1996       1994       1995       1996
                                         ---------  ---------  ---------  ---------  ---------  ---------
Landscape nursery......................  $     594  $     789  $   1,258  $     912  $   1,132  $   1,116
Real estate............................         31         58        120        912        917        889
                                         ---------  ---------  ---------  ---------  ---------  ---------
Industry segment totals................        625        847      1,378      1,824      2,049      2,005
General corporate......................     --         --         --            318        367        400
                                         ---------  ---------  ---------  ---------  ---------  ---------
                                         $     625  $     847  $   1,378  $   2,142  $   2,416  $   2,405
                                         ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------

6. RELATED PARTY TRANSACTIONS

    CULBRO INVESTMENT

    The Company maintained an intercompany account with Culbro in which intercompany transactions, including cash transfers and the liability for benefit and insurance costs and allocated general and administrative expenses described below, were recorded. The balance in the intercompany account at the end of each period presented has been included in Culbro Investment in the combined balance sheet. The Culbro Investment account also includes the cumulative results of Griffin and its capital stock. The changes in the Culbro Investment account are summarized as follows:

                                                                           FOR THE FISCAL YEARS ENDED,
                                                                         -------------------------------
                                                                          DEC. 3,    DEC. 2,   NOV. 30,
                                                                           1994       1995       1996
                                                                         ---------  ---------  ---------
Balance beginning of year..............................................  $  32,406  $  44,426  $  61,299
Net loss...............................................................     (3,833)      (580)    (4,606)
                                                                         ---------  ---------  ---------
                                                                            28,573     43,846     56,693
                                                                         ---------  ---------  ---------
Transactions with Culbro:
  Net operating cash flow transferred from (to) Culbro.................     14,420     15,141     (5,498)
  Allocated Culbro general and administrative expenses.................      2,439      2,080      1,776
  Allocated Culbro other nonrecurring expense..........................     --         --            900
  Intercompany income taxes (benefits).................................     (1,006)       232     (6,422)
                                                                         ---------  ---------  ---------
Total transactions with Culbro, net....................................     15,853     17,453     (9,244)
                                                                         ---------  ---------  ---------
Balance end of year....................................................  $  44,426  $  61,299  $  47,449
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
Average intercompany balance due to Culbro.............................  $   3,961  $  20,614  $  24,718
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    TREASURY

    Through February 27, 1997, Griffin's treasury activities were integrated into Culbro's cash management system. Griffin's cash receipts were transferred daily into Culbro's cash account and Griffin's cash disbursement accounts were reimbursed by Culbro on a daily basis. The difference between cash transferred by Griffin to Culbro and reimbursements by Culbro to Griffin's disbursement accounts has been reflected in Culbro Investment in the combined balance sheet.

                         GRIFFIN LAND & NURSERIES, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6. RELATED PARTY TRANSACTIONS (CONTINUED)
    INTERCOMPANY ACTIVITIES

    Griffin's employees participate in certain benefit programs which are sponsored and administered by Culbro. See Note 9 for discussion of employee benefit plan costs. Griffin's risk insurance and employee medical coverage are provided through insurance policies and programs purchased by Culbro on behalf of Griffin and Culbro's other subsidiaries. The cost of these items was allocated based on the specific insurance data related to each subsidiary of Culbro. All direct charges relating to Griffin for these services, and Griffin's participation in these plans, have been charged to Griffin by Culbro and included in Griffin's combined financial statements.

    A portion of Culbro management time and resources were related to the operations of Griffin, and Culbro also performed certain specific administrative functions for Griffin, including legal, tax, treasury, human resources and internal audit. In addition to the direct charges above for employee benefits and risk insurance, the combined statement of operations reflects general and administrative expenses of $2.4 million, $2.1 million and $1.8 million for fiscal 1994, fiscal 1995 and fiscal 1996, respectively, allocated by Culbro to Griffin for these services. These charges were based principally on Griffin's proportionate share of expenses relating to the Culbro corporate activities associated with Griffin's operations and are considered by management to be reasonable. These amounts may not necessarily be indicative of the actual general and administrative expenses Griffin would have incurred had it operated independently during the years presented.


    In lieu of Griffin being charged interest on its intercompany balance with Culbro, all of the interest on Culbro's general corporate debt is included in Griffin's statement of operations. All of the general corporate debt of Culbro is included in Griffin's financial statements because management determined that this debt related to Culbro's non-tobacco businesses. See Notes 4 and 8.


    LEASES

    Griffin as lessor and General Cigar Co., Inc. ("General Cigar"), a wholly owned subsidiary of GC Holdings, as lessee, have entered into a lease for certain agricultural land in Connecticut and Massachusetts (the "Agricultural Lease") and, prior to the Distribution, will enter into a lease for certain commercial space in Connecticut (the "Commercial Lease"). The Agricultural Lease is for approximately 500 acres of arable land allocated to Griffin for possible commercial development in the long-term, but which will provide General Cigar with a source of growing Connecticut Shade wrapper tobacco. General Cigar's use of the land is limited to the cultivation of cigar wrapper tobacco. The Agricultural Lease has an initial term of ten years and provides for the extension of the lease for additional periods thereafter. In addition, at Griffin's option the Agricultural Lease may be terminated with respect to 100 acres of such land annually upon one year's prior notice. The rent payable by General Cigar under the Agricultural Lease is approximately equal to the aggregate amount of all taxes and other assessments payable by Griffin attributable to the land leased. The Commercial Lease will be for approximately 25,000 square feet of office space in the Griffin Center South office complex in Bloomfield, Connecticut. The Commercial Lease will have an initial term of ten years and provides for the extension of the lease for additional annual periods thereafter. The rent payable by General Cigar under the Commercial Lease will be at market rates.

                         GRIFFIN LAND & NURSERIES, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. INTERCOMPANY INCOME TAXES

    All tax liabilities were paid by Culbro and accordingly Griffin's tax liabilities are reflected in the Culbro Investment account.

    Historically, the combined results of operations of Griffin were included in Culbro's consolidated U.S. federal income tax returns, and will be included in such returns through the date the Distribution is consummated. The income tax provisions and deferred tax liabilities have been calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" as if Griffin had filed separate tax returns. The income tax provision (benefit) for fiscal 1994, fiscal 1995 and fiscal 1996 are summarized as follows:

                                                                  1994       1995       1996
                                                                ---------  ---------  ---------
Continuing operations:
  Current federal.............................................  $  (2,229) $  (2,973) $   1,788
  Current state and local.....................................        (18)      (205)       138
  Deferred, principally federal...............................     (1,032)       830     (4,693)
                                                                ---------  ---------  ---------
Income tax benefit from continuing operations.................     (3,279)    (2,348)    (2,767)
                                                                ---------  ---------  ---------
Discontinued operation:
  Current federal.............................................      2,374      2,057       (553)
  Current state and local.....................................        365        292       (277)
  Deferred, principally federal...............................       (466)       231     (2,825)
                                                                ---------  ---------  ---------
Income tax provision (benefit) from discontinued operation....      2,273      2,580     (3,655)
                                                                ---------  ---------  ---------
Total income tax (benefit) provision..........................  $  (1,006) $     232  $  (6,422)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The reasons for the difference between the United States statutory income tax rate and the effective rates for continuing operations are shown in the following table:

                                                                  1994       1995       1996
                                                                ---------  ---------  ---------
Tax benefit at statutory rates................................  $  (3,548) $  (2,315) $  (2,391)
State and local income taxes..................................        (12)      (133)        90
Foreign investment............................................       (119)        54       (106)
Subsidiary loss accounted for under the equity method.........        706     --         --
Other.........................................................       (306)        46       (360)
                                                                ---------  ---------  ---------
                                                                $  (3,279) $  (2,348) $  (2,767)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                         GRIFFIN LAND & NURSERIES, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. INTERCOMPANY INCOME TAXES (CONTINUED)
    The significant components of the net deferred tax asset (liability) are as follows:

                                                                                       1995       1996
                                                                                     ---------  ---------
Depreciation and amortization......................................................  $  (2,835) $  (1,390)
Postretirement benefit obligations.................................................        782        604
Pension liabilities................................................................        754        668
Deferred income attributable to deconsolidated subsidiary..........................     (1,483)    --
Inventories........................................................................      1,751      1,880
Other..............................................................................     (2,661)     2,285
                                                                                     ---------  ---------
                                                                                     $  (3,692) $   4,047
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    In connection with the Distribution Agreement, Culbro and Griffin entered into a Tax Sharing Agreement which provides, among other things, for the allocation between Culbro and Griffin of federal, state, local and foreign tax liabilities for all periods through the Distribution and Merger. With respect to the consolidated tax returns filed by Culbro, the Tax Sharing Agreement provides that Griffin will be liable for any amounts that it would have been required to pay with respect to any deficiencies assessed, generally as if it had filed separate tax returns.

8. LONG-TERM DEBT

    Long-term debt includes:

                                                                                  DEC 2,      NOV. 30,
                                                                                   1995         1996
                                                                                -----------  -----------
Credit Agreement..............................................................  $    40,000  $    36,000
Senior Notes..................................................................       21,000      --
Exchangeable Subordinated Note, 10% (face value $15 million)..................       12,700      --
Mortgages.....................................................................        6,525        2,644
Capital leases................................................................          480          479
                                                                                -----------  -----------
Total.........................................................................       80,705       39,123
Less: due within one year.....................................................        7,968          277
                                                                                -----------  -----------
Total long-term debt..........................................................  $    72,737  $    38,846
                                                                                -----------  -----------
                                                                                -----------  -----------

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

8. LONG-TERM DEBT (CONTINUED)


    As of November 30, 1996, the annual principal payment requirements under the terms of the mortgages are $0.1 million for each of the years 1997 through 2001. The mortgages are on two office buildings and three industrial buildings which had a combined net book value of $4.4 million at November 30, 1996. The interest rates on these mortgages range from 9.0% to 10.2%.


    On June 5, 1996, Culbro and its banks entered into the Second Amended and Restated Credit Agreement (the "1996 Credit Agreement") which replaced the previous 1993 Credit Agreement that was scheduled to terminate in December 1996. The 1996 Credit Agreement provided $65 million to Culbro and its subsidiaries for general working capital purposes and an additional $20 million which was used to repay the balance of Culbro's Senior Notes. Amounts borrowed by Culbro under these credit facilities were used to fund Griffin's operations and are reflected in the accompanying combined financial statements. As per the terms of the Distribution Agreement, the entire amount borrowed under the Credit Agreement as of the date of the Distribution Agreement was assumed by GC Holdings, and therefore will not be part of Griffin's debt structure prospectively.

    In October 1996, Griffin's real estate business satisfied a nonrecourse mortgage of approximately $3.8 million on a commercial property by transferring the property to the lender in satisfaction of the outstanding mortgage. The net book value of the property was substantially equal to the mortgage balance.

    In November 1996, Griffin exchanged shares of preferred stock of Eli Witt in satisfaction of the principal and accrued interest on a $15 million subordinated note payable to a third-party originally due August 1998. Interest expense in fiscal 1994, fiscal 1995 and fiscal 1996 included $0.5 million, $0.9 million and $0.8 million, respectively, for amortization of the original issue discount on the subordinated note.

    In 1993, Culbro entered into two interest rate swap agreements with major banks as a hedge against interest rate exposure on its variable rate debt. One such agreement, to fix the borrowing rate at 4.74% on $30 million of variable rate debt, expired in March 1996. A similar interest rate swap agreement, that fixed the borrowing rate at 4.89% on an additional $20 million of variable rate debt, expired in September 1995. The effect of these swap agreements was to increase interest expense in fiscal 1994 by $0.4 million, reflecting the excess of payments made to the banks over payments received. In fiscal 1995 and fiscal 1996, interest expense was reduced by $0.6 million and $0.1 million, respectively, reflecting payments received from the banks under these agreements.

    Management believes that because the interest rate on the 1996 Credit Agreement adjusts to current market rates, this debt, as stated on the November 30, 1996 balance sheet, approximated its fair market value. Management also believes that the amounts reflected on the balance sheet for its other debt facilities reflected their current market values based on market interest rates for comparable risks, maturities and collateral.

9. RETIREMENT BENEFITS

    PENSION PLAN

    Griffin's employees participate in Culbro's noncontributory defined benefit pension plan, which covers substantially all employees of Culbro and its subsidiaries. The plan's benefits are based on employees' years of service and compensation. Contributions to the plan are made in accordance with the provisions of the Employee Retirement Income Security Act. Pension expense of $0.2 million, $0.1 million

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

9. RETIREMENT BENEFITS (CONTINUED)
and $0.1 million for fiscal 1994, fiscal 1995 and fiscal 1996, respectively, included in the combined statement of operations, reflects Griffin's direct share of Culbro's consolidated pension expense based on the benefit costs attributable to its employees, as determined by the plan's actuaries.

    As per the terms of the Distribution Agreement, the plan will be assumed by GC Holdings. Upon completion of the Distribution, Griffin will terminate its participation in the plan, and Griffin's employees' years of service and benefits accrued at that time will be frozen at the date of termination. All vested pension obligations as of the date of the Distribution Agreement for Griffin's current and former employees will be assumed by GC Holdings. In connection with the Distribution and Merger, Griffin and GC Holdings entered into an Employee Benefits Administration Agreement to define the responsibilities for the administration of the plan.

    In connection with the Distribution Griffin will establish the Griffin Land & Nurseries, Inc. 401(k) Savings Plan. Griffin may at its discretion "match" employee deferrals each year.

    OTHER POSTRETIREMENT BENEFITS

    Through the date of the Distribution, Griffin's employees will participate in Culbro's postretirement benefits program which provides principally health and life insurance benefits to certain of its retired employees. The annual cost of such benefits attributable to Griffin's employees under the plan's benefit formula was $0.1 million in fiscal 1994, fiscal 1995 and fiscal 1996. Griffin expects that it will continue to provide its employees with the same level of retiree medical benefits as those provided under the Culbro program.

    Griffin's proportionate share of the present value of the liabilities for accumulated postretirement benefits, as determined by the Plan's actuaries, is shown below. None of these liabilities have been funded at December 2, 1995 and November 30, 1996. Under the terms of the Distribution Agreement, the liability for Griffin's current retirees postretirement benefits will be assumed by GC Holdings.

                                                                               1995       1996
                                                                             ---------  ---------
Retirees...................................................................  $   1,276  $     905
Fully eligible active participants.........................................        416        317
Other active participants..................................................        245        105
Unrecognized net gain from experience differences and assumption changes...        175        213
                                                                             ---------  ---------
Liability for other postretirement benefits................................  $   2,112  $   1,540
                                                                             ---------  ---------
                                                                             ---------  ---------

    Discount rates of 7.50% and 7.75% were used to compute the accumulated postretirement benefit obligations at December 2, 1995 and November 30, 1996, respectively. Because Griffin's obligation for retiree medical benefits is fixed, any increase in the medical cost trend would have no effect on the accumulated postretirement benefit obligation, service cost or interest cost.

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

10. STOCK OPTION PLANS


    Upon consummation of the Distribution and Merger, Culbro will convert all employee stock options outstanding under Culbro's stock option plans into options to purchase shares of common stock, par value $0.01 per share, of Griffin and shares of common stock of Culbro. The number of outstanding options and exercise prices will be adjusted to preserve the value of the Culbro options. The combined financial statements of Griffin do not reflect any effects that these plans have had in Culbro's consolidated financial statements. The status of, and transactions in, the Culbro employee stock option plans for the periods presented are summarized below:


    EMPLOYEES STOCK OPTION PLANS

    The Culbro 1996 Stock Plan (the "1996 Plan"), the 1992 Stock Plan (the "1992 Plan") and the 1991 Employees Incentive Stock Option Plan (the "1991 Plan") for officers and key employees, made available 500,000, 300,000 and 210,000 shares of common stock, respectively, for purchase at prices equal to the fair market value at date of grant. A portion of the options outstanding under these plans may be exercised as incentive stock options, which under current tax laws do not provide any tax deductions to Culbro.

    Options are not exercisable until three years from the date of grant and may be exercised over a period ending not later than ten years from the date of grant. The exercise period for each grant was determined by Culbro's Compensation Committee.

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

10. STOCK OPTION PLANS (CONTINUED)
    At November 30, 1996, a total of 400,000 and 40,300 shares under the 1996 Plan and 1992 Plan, respectively, were available for future grant. There are no shares available for future grant under the 1991 Plan. None of the options outstanding at November 30, 1996 may be exercised as stock appreciation rights. Transactions under the 1996, 1992 and 1991 Plans are summarized as follows:

Options outstanding at November 27, 1993..........................    280,700
Granted during 1994...............................................     88,300
Expired, canceled and exercised...................................    (33,400)
                                                                    ---------
Options outstanding at December 3, 1994...........................    335,600
Granted during 1995...............................................     68,000
Expired, canceled and exercised...................................    (92,200)
                                                                    ---------
Options outstanding at December 2, 1995...........................    311,400
Granted during 1996...............................................    134,400
Expired, canceled and exercised...................................   (103,286)
                                                                    ---------
Options outstanding at November 30, 1996..........................    342,514
                                                                    ---------
                                                                    ---------

Option prices range between:......................................     $12.25
                                                                          and
                                                                       $80.00

Options exercisable:
  December 3, 1994................................................    109,000
  December 2, 1995................................................     86,100
  November 30, 1996...............................................     78,114
Expiration date of the 1991 Plan..................................       2001
Expiration date of the 1992 Plan..................................       2002
Expiration date of the 1996 Plan..................................       2006
Number of option holders at November 30, 1996.....................         13

    CULBRO NONEMPLOYEE DIRECTORS STOCK OPTION PLAN


    Options granted under the 1996 Stock Option Plan for Nonemployee Directors (the "1996 Nonemployee Plan") and the 1992 Stock Option Plan for Nonemployee Directors (the "1992 Nonemployee Plan") will also be converted into options to purchase common shares of Griffin and shares of common stock of Culbro. Under these plans 70,000 options have been made available to purchase shares of Culbro common stock for purchase at prices equal to the fair market value at date of grant. Options canceled become available for future grant. Options are not exercisable until three years from the date of grant and may be exercised over a period ending not later than eight years from the date of grant. As of November 30, 1996, 18,000 options remained available for future grant under the 1996 Nonemployee Plan and 3,000 options remained available for future grant under the 1992 Nonemployee Plan. None of the

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

10. STOCK OPTION PLANS (CONTINUED)
options outstanding at November 30, 1996 may be exercised as stock appreciation rights. Transactions under the 1992 and 1996 Plans for Nonemployee Directors are as follows:

Options outstanding at Nov. 27, 1993................................     14,000
Granted during 1994.................................................     14,000
                                                                      ---------
Options outstanding at Dec. 3, 1994.................................     28,000
Granted during 1995.................................................     14,000
                                                                      ---------
Options outstanding at Dec. 2, 1995.................................     42,000
Granted during 1996.................................................      7,000
Exercised during 1996...............................................     (6,000)
                                                                      ---------
Options outstanding at Nov. 30, 1996................................     43,000
                                                                      ---------
                                                                      ---------

Options prices range between:.......................................  $   14.38
                                                                            and
                                                                      $   63.81

Number of option holders at Nov. 30, 1996...........................          7

    EMPLOYMENT AGREEMENT

    Upon consummation of the Distribution and Merger, stock options of Culbro issued in accordance with the terms of an employment agreement entered into in May 1994 between Culbro and an officer of Culbro will become stock options of both Griffin and GC Holdings. The agreement provided for the issuance of 125,000 Culbro stock options, exercisable at the rate of 25,000 per year from 1995 through 1999 at an option price of $4.00 per share. Through November 30, 1996, 15,000 of these options have been exercised under this agreement. Griffin's proportionate share of the annual compensation expense for this agreement is less than $0.1 million, reflecting the difference between the option price and the quoted market price at the date of grant, is included in the financial statements for each of the years presented.

GRIFFIN STOCK OPTION PLAN


    Effective as of the Distribution Date, Griffin will establish the Griffin Land & Nurseries, Inc. 1997 Stock Option Plan (the "Griffin Stock Option Plan"). A total of approximately 700,000 shares of common stock will be available for issuance under the Griffin Stock Option Plan. Of such 700,000 shares, 250,000 will be available for issuance with respect to new options that may be granted to certain officers, employees, consultants and directors of Griffin following the Distribution. The Griffin Stock Option Plan will be administered by the Compensation Committee of the Board of Directors of Griffin. Options granted under the Griffin Stock Option Plan may be either incentive stock options or non-qualified stock options. Incentive stock options issued under the Griffin Stock Option Plan will satisfy certain Internal Revenue Code requirements applicable thereto.

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

11. LEASES

    CAPITAL LEASES

    Future minimum lease payments under capital leases for transportation equipment and the present value of such payments as of November 30, 1996 were:

1997.................................................................  $     220
1998.................................................................        156
1999.................................................................        113
2000.................................................................         43
                                                                       ---------
Total minimum lease payments.........................................        532
Less: Amounts representing interest..................................         53
                                                                       ---------
Present value of minimum lease payments (a)..........................  $     479
                                                                       ---------
                                                                       ---------

------------------------

(a) Includes current portion of $0.2 million at November 30, 1996.

    At December 2, 1995 and November 30, 1996, machinery and equipment included capital leases amounting to $0.5 million, which is net of accumulated depreciation at December 2, 1995 and November 30, 1996 of $1.6 million and $1.5 million, respectively. Depreciation expense relating to capital leases was $0.3 million, $0.2 million and $0.2 million in fiscal 1994, fiscal 1995 and fiscal 1996, respectively.

    OPERATING LEASES

    Future minimum rental payments under noncancellable leases as of November 30, 1996 were:

1997.................................................................  $     263
1998.................................................................        241
1999.................................................................        216
2000.................................................................        105
2001.................................................................         25
                                                                       ---------
Total minimum lease payments.........................................  $     850
                                                                       ---------
                                                                       ---------

    Total rental expense for all operating leases in fiscal 1994, fiscal 1995 and fiscal 1996 was $0.2 million, $0.3 million and $0.3 million, respectively.

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

11. LEASES (CONTINUED)
    As lessor, Griffin's real estate activities consist of the leasing of office and industrial space in Connecticut. Future minimum rentals to be received under noncancellable leases as of November 30, 1996 were:

1997................................................................  $   1,593
1998................................................................      1,338
1999................................................................      1,055
2000................................................................        981
2001................................................................        905
Later years.........................................................      1,546
                                                                      ---------
Total minimum rental revenue........................................  $   7,418
                                                                      ---------
                                                                      ---------

    Total rental revenue from all leases in 1996 were $2.8 million, $2.8 million and $2.5 million in fiscal 1994, fiscal 1995 and fiscal 1996, respectively.

12. INVESTMENTS

    INVESTMENT IN CENTAUR

    Griffin owns approximately 25% of the outstanding common stock of Centaur, a publishing business in the United Kingdom. Approximately $6.6 million of the book value of Griffin's investment, which was $14.7 million at November 30, 1996, represents the excess of the cost of Griffin's investment over the book value of its equity in Centaur and is being amortized on a straight-line basis over 40 years. Griffin's equity income (loss) from the investment in Centaur of $0.4 million, $(0.2) million and $0.3 million in fiscal 1994, fiscal 1995 and fiscal 1996, respectively, is included in the income (loss) from equity investments on the combined statement of operations.

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

12. INVESTMENTS (CONTINUED)
    Centaur's unaudited summarized statement of operations and balance sheet are as follows:

                                                                     TWELVE MONTHS ENDED
                                                               -------------------------------
                                                               NOV. 30,   NOV. 30,   NOV. 30,
                                                                 1994       1995       1996
                                                               ---------  ---------  ---------
Net sales....................................................  $  55,929  $  61,227  $  69,450
Costs and expenses...........................................     52,790     60,816     65,932
                                                               ---------  ---------  ---------
Income before taxes..........................................      3,139        411      3,518
Income taxes.................................................      1,071        387      1,544
                                                               ---------  ---------  ---------
Net income...................................................  $   2,068  $      24  $   1,974
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------


                                                                          NOV. 30,   NOV. 30,
                                                                            1995       1996
                                                                          ---------  ---------
Current assets...............................................             $  18,480  $  27,514
Publishing rights............................................                20,529     21,278
Other noncurrent assets......................................                 5,014      6,270
                                                                          ---------  ---------
Total assets.................................................             $  44,023  $  55,062
                                                                          ---------  ---------
                                                                          ---------  ---------

Current liabilities..........................................             $   7,796  $  15,246
Other noncurrent liabilities.................................                 5,850      5,404
                                                                          ---------  ---------
Total liabilities............................................                13,646     20,650
Shareholders' equity.........................................                30,377     34,412
                                                                          ---------  ---------
Total liabilities and shareholders' equity...................             $  44,023  $  55,062
                                                                          ---------  ---------
                                                                          ---------  ---------

    INVESTMENT IN REAL ESTATE JOINT VENTURES

    Included in other assets at December 2, 1995 and November 30, 1996 is $8.0 million and $3.4 million, respectively, for Griffin's 30% interest in a real estate joint venture that owns commercial properties in Connecticut. Results of these investments are included in operating profit. In 1996, all of the assets of one of the real estate joint ventures were sold. Griffin received net proceeds of $4.0 million from the sale and recorded a pretax loss on sale of $0.4 million.

    INVESTMENT IN ELI WITT

    Griffin owns 50.1% of the outstanding common stock of Eli Witt, a wholesale distribution company. Prior to 1994, Eli Witt was a consolidated subsidiary. In April 1994, as a result of transactions related to an Eli Witt acquisition, Griffin no longer had unilateral control of Eli Witt. Accordingly, Griffin deconsolidated Eli Witt and accounted for its investment in the common stock of Eli Witt under the equity method. Through November 30, 1996, Eli Witt was in a common deficit position, and as such, Griffin has a negative basis in its common equity investment in Eli Witt. Accordingly, Griffin has not recognized the results of Eli Witt subsequent to its deconsolidation in April 1994. The equity loss of $2.1 million through the deconsolidation date is included in net income
(loss) from equity investments in the 1994 combined statement of operations.

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

12. INVESTMENTS (CONTINUED)
    In 1995, Griffin invested an additional $5 million in Eli Witt in the form of a subordinated note receivable due August 1, 1998. Griffin applied this additional investment to reduce the negative basis in its common equity investment in Eli Witt from approximately $6.5 million to approximately $1.5 million.

    In November 1996, Eli Witt filed for protection under Chapter 11 of the Federal Bankruptcy Law. In connection with such filing Eli Witt sold all of its operating assets to another wholesale distributor in March 1997. Shareholders of Eli Witt are not expected to receive any proceeds from the sale. Griffin has no investment related to Eli Witt on its 1996 combined balance sheet. See Note 14.

13. SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

    OTHER NONRECURRING EXPENSE

    Other nonrecurring expense in 1996 includes the allocation to Griffin of charges recorded by Culbro in connection with the termination of a management long-term incentive compensation plan which was based on Culbro's stock price, and the acceleration of the vesting of benefits under the plan and accurals for severance and related expenses in connection with a headcount reduction at the Culbro corporate office in anticipation of the Distribution. Griffin's allocable share of these expenses was determined substantially on the same basis as the allocation of Culbro's general and administrative expenses referred to in Note 6 and is considered by management to be reasonable.

    The other nonrecurring expense of $3.6 million in the 1994 combined statement of operations reflects a charge in the real estate business to write off development costs expended in earlier years for certain discontinued projects which management decided not to proceed with as originally planned.


    OTHER NONOPERATING INCOME, NET



    Included in other nonoperating income, net, in each of the three fiscal years presented is the accrual of dividend and accretion income on the preferred stock of Eli Witt held by Griffin, which is equal to the interest expense on the subordinated note, that was satisfied by the exchange of the preferred stock in 1996. In 1995, other nonoperating income, net, also included expenses related to Griffin's support of the refinancing of Eli Witt.


    INVENTORIES

    Inventories consists of:

                                                                           DEC. 2,   NOV. 30,
                                                                            1995       1996
                                                                          ---------  ---------
Raw materials and supplies..............................................  $     523  $     742
Work-in-process.........................................................     11,603     15,112
Finished goods..........................................................     13,805     11,676
                                                                          ---------  ---------
                                                                          $  25,931  $  27,530
                                                                          ---------  ---------
                                                                          ---------  ---------

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

13. SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                        ESTIMATED USEFUL   DEC. 2,   NOV. 30,
                                                             LIVES          1995       1996
                                                        ----------------  ---------  ---------
Land..................................................                    $   6,029  $   5,982
Buildings and improvements............................    10 to 40 years      3,912      3,807
Machinery and equipment...............................     3 to 20 years     11,901     12,337
                                                                          ---------  ---------
                                                                             21,842     22,126
Accumulated depreciation..............................                       (9,223)    (9,450)
                                                                          ---------  ---------
                                                                          $  12,619  $  12,676
                                                                          ---------  ---------
                                                                          ---------  ---------

    Total depreciation expense was $1.0 million, $1.2 million and $1.2 million for fiscal 1994, fiscal 1995, and fiscal 1996, respectively.

    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses include trade payables of $1.7 million and $2.0 million at December 2, 1995 and November 30, 1996, respectively, accrued salaries, wages and other compensation of $0.9 million and $1.2 million at December 2, 1995 and November 30, 1996, respectively, and other accrued liabilities, primarily accrued worker's compensation and general liability insurance, of $5.5 million and $3.9 million at December 2, 1995 and November 30, 1996, respectively.

    SUPPLEMENTAL CASH FLOW INFORMATION

    Interest and tax payments were made by Culbro on behalf of Griffin. Griffin has been included in Culbro's consolidated federal income tax returns (see Note
7). Accordingly, tax and interest payments made by Culbro are reflected in Net transactions with Culbro on the combined statement of cash flows. Interest payments were $7.3 million, $6.0 million and $5.9 million in fiscal 1994, fiscal 1995 and fiscal 1996, respectively, including payments of $6.8 million, $5.4 million and $5.4 million in fiscal 1994, fiscal 1995 and fiscal 1996, respectively under Culbro's general corporate debt facilities that were either repaid by Griffin or transferred to GC Holdings pursuant to the Distribution Agreement.

    In 1996, Griffin's real estate business exchanged a commercial property in satisfaction of the outstanding nonrecourse mortgage on that property. Also in 1996, Griffin exchanged preferred stock of Eli Witt that it held in satisfaction of a subordinated note payable and all accrued interest thereon. There was no cash paid or received in either of these transactions.

14. COMMITMENTS AND CONTINGENCIES

    Culbro (or GC Holding's following the Merger) and Griffin entered into a services agreement (the "Services Agreement") pursuant to which Culbro agreed to provide a number of administrative and other services to Griffin for a period of at least one year. These services include administration of Griffin's insurance policies, internal audit, preparation of tax returns, transportation and general in-house legal

                         GRIFFIN LAND & NURSERIES, INC.

                             (DOLLARS IN THOUSANDS)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED) services. Griffin will make an annual payment of approximately $0.6 million to, and will reimburse out-of-pocket expenses incurred by, Culbro, in connection with such services. Culbro will make the above services available to Griffin on an as-needed basis for a period of at least one year following the Distribution.

    As a result of the Asset Transfers described in Note 1, Griffin acquired 50.1% interest in Eli Witt. Culbro, Eli Witt and other parties engaged in two complex acquisitions and reorganizations in 1993 and 1994, pursuant to which Culbro received significant distributions from Eli Witt to repay debt, including substantial amounts Culbro had previously borrowed from unaffiliated third parties to fund Eli Witt's business. Culbro subsequently loaned $5 million to Eli Witt. It is anticipated that these transactions (including the transfer of funds to Culbro) will be reviewed by Eli Witt creditors and other parties in interest in connection with Eli Witt's Chapter 11 filing. To date, one creditor has written to the unsecured creditors committee proposing an inquiry into this matter.

    Management does not believe that the above referenced matter will have a material adverse effect upon the financial condition of Griffin.

                         GRIFFIN LAND & NURSERIES, INC.

                           ADDITIONAL FINANCIAL DATA

    The following additional financial data should be read in conjunction with the financial statements included elsewhere herein.

   SCHEDULES                                                                                                  PAGE
---------------                                                                                             ---------
          II     Valuation and Qualifying Accounts and Reserves...........................................        S-2
         III     Real Estate and Accumulated Depreciation.................................................    S-3/S-4

                         GRIFFIN LAND & NURSERIES, INC.

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                             (DOLLARS IN THOUSANDS)

                                                      BALANCE AT    CHARGED TO
                                                       BEGINNING     COSTS AND      CHARGED TO      DEDUCTIONS    BALANCE AT
DESCRIPTION                                             OF YEAR      EXPENSES     OTHER ACCOUNTS   FROM RESERVES  END OF YEAR
----------------------------------------------------  -----------  -------------  ---------------  -------------  -----------

                                         FOR THE FISCAL YEAR ENDED NOVEMBER 30, 1996
Reserves:
  Uncollectible accounts--Trade.....................         338            70              22             128(1)        302
                                                           -----         -----             ---             ---         -----
  Inventories.......................................       1,000            16             300             351(2)        965
                                                           -----         -----             ---             ---         -----

                                         FOR THE FISCAL YEAR ENDED DECEMBER 2, 1995
Reserves:
  Uncollectible accounts--Trade.....................         351           147               3             163(1)        338
                                                           -----         -----             ---             ---         -----
  Inventories.......................................         743         1,007              --             750(2)      1,000
                                                           -----         -----             ---             ---         -----

                                         FOR THE FISCAL YEAR ENDED DECEMBER 3, 1994
Reserves:
  Uncollectible accounts--Trade.....................         365           141              22             177(1)        351
                                                           -----         -----             ---             ---         -----
  Inventories.......................................         250           493              --              --           743
                                                           -----         -----             ---             ---         -----

NOTES:

(1) Accounts receivable written off.

(2) Inventories disposed.

                         GRIFFIN LAND & NURSERIES, INC.
             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                             (DOLLARS IN THOUSANDS)

                                                                                    COST CAPITALIZED
                                                                                                             GROSS AMOUNT AT
                                                                                     SUBSEQUENT TO
                                                             INITIAL COST             ACQUISITION           NOVEMBER 30, 1996
                                                        ----------------------  ------------------------  ----------------------
                                             ENCUM-                  BLDG &                   CARRYING                 BLDG &
DESCRIPTION                                  BRANCES      LAND       IMPROVE      IMPROVE       COSTS       LAND       IMPROVE
-----------------------------------------  -----------  ---------  -----------  -----------  -----------  ---------  -----------
Land - CT................................   $           $   4,611   $  --        $   6,976    $      80   $   4,691   $   6,976

Restaurant
1936 Blue Hills Avenue
Bloomfield, CT...........................                       1      --            1,266       --               1       1,266

Residential Develpment
Meadow Park
Culbro Homes
Windsor, CT..............................                      88      --            1,518        2,156          88       3,674

Commercial Buildings
29 & 35 Griffin Road South
Bloomfield, CT...........................         696          47      --            2,486       --              47       2,486

Commercial Building
55 Griffin Road South
Bloomfield, CT...........................                       3      --            1,815       --               3       1,815

Commercial Building
204 West Newberry
Bloomfield, CT...........................                       1      --            1,540           24           1       1,564

Commercial Building
206 West Newberry
Bloomfield, CT...........................                       1      --            1,452           23           1       1,475

Commercial Building
210 West Newberry
Bloomfield, CT...........................                  --          --              666       --          --             666

Commercial Building
310, 320, 330 West Newberry
Bloomfield, CT...........................                       5      --            2,938           40           5       2,978

Industrial Buildings
14, 15 & 16 International Drive
East Granby, CT..........................       1,948         106       1,723        3,367       --             106       5,090
                                           -----------  ---------  -----------  -----------  -----------  ---------  -----------

                                            $   2,644   $   4,863   $   1,723    $  24,024    $   2,323   $   4,943   $  27,990
                                           -----------  ---------  -----------  -----------  -----------  ---------  -----------
                                           -----------  ---------  -----------  -----------  -----------  ---------  -----------


                                                        ACCUM      DATE OF
DESCRIPTION                                  TOTAL      DEPR       CONSTR     DATE OF ACQ  DEPR LIFE
-----------------------------------------  ---------  ---------  -----------  -----------  ---------
Land - CT................................     11,667       (361)
Restaurant
1936 Blue Hills Avenue
Bloomfield, CT...........................      1,267       (510)       1983                   40 yrs
Residential Develpment
Meadow Park
Culbro Homes
Windsor, CT..............................      3,762                                          --
Commercial Buildings
29 & 35 Griffin Road South
Bloomfield, CT...........................      2,533     (1,156)       1977                   40 yrs
Commercial Building
55 Griffin Road South
Bloomfield, CT...........................      1,818       (553)       1985                   40 yrs
Commercial Building
204 West Newberry
Bloomfield, CT...........................      1,565       (314)       1988                   40 yrs
Commercial Building
206 West Newberry
Bloomfield, CT...........................      1,476       (332)       1988                   40 yrs
Commercial Building
210 West Newberry
Bloomfield, CT...........................        666       (161)       1988                   40 yrs
Commercial Building
310, 320, 330 West Newberry
Bloomfield, CT...........................      2,983       (477)       1991                   40 yrs
Industrial Buildings
14, 15 & 16 International Drive
East Granby, CT..........................      5,196     (2,207)       1978         1989      40 yrs
                                           ---------  ---------
                                           $  32,933  $  (6,071)
                                           ---------  ---------
                                           ---------  ---------

                         GRIFFIN LAND & NURSERIES, INC.

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                             (DOLLARS IN THOUSANDS)

FISCAL YEAR ENDED NOVEMBER 30, 1996                                                              COST      RESERVE
---------------------------------------------------------------------------------------------  ---------  ---------
Balance at beginning of period...............................................................  $  38,086  $  (6,179)
  Changes during the period:
    Improvements.............................................................................        592
    Additions to reserve charged to costs and expenses.......................................                  (822)
    Disposals & retirements..................................................................     (4,648)       930
    Cost of sales............................................................................     (1,097)
                                                                                               ---------  ---------
Balance at end of period.....................................................................  $  32,933  $  (6,071)
                                                                                               ---------  ---------
                                                                                               ---------  ---------


FISCAL YEAR ENDED DECEMBER 2, 1995                                                               COST      RESERVE
---------------------------------------------------------------------------------------------  ---------  ---------
Balance at beginning of period...............................................................  $  38,450  $  (5,118)
  Changes during the period:
    Improvements.............................................................................        802
    Additions to reserve charged to costs and expenses.......................................                  (814)
    Reclassification.........................................................................                  (247)
    Cost of sales............................................................................     (1,166)
                                                                                               ---------  ---------
Balance at end of period.....................................................................  $  38,086  $  (6,179)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

FISCAL YEAR ENDED DECEMBER 3, 1994                                                               COST      RESERVE
---------------------------------------------------------------------------------------------  ---------  ---------
Balance at beginning of period...............................................................  $  41,698  $  (4,338)
  Changes during the period:
    Improvements.............................................................................      1,624
    Additions to reserve charged to costs and expenses.......................................                  (780)
    Cost of sales............................................................................     (4,872)
                                                                                               ---------  ---------
Balance at end of period.....................................................................  $  38,450  $  (5,118)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                    PART II

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES


    Prior to March 18, 1997, Culbro Corporation held all 1,000 then-issued and outstanding shares of common stock, par value $0.01 per share, of Griffin (the "Original Shares"). On March 18, 1997, pursuant to an amended and restated certificate of incorporation of Griffin, each Original Share was exchanged for one share of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"). Prior to the Distribution Date, Griffin intends to file an Amended and Restated Certificate of Incorporation, the form of which is filed as an exhibit to this Registration Statement, pursuant to which each share of Class B Common Stock will be exchanged for one share of newly-authorized common stock, par value $0.01 per share (the "Common Stock"). Prior to the Distribution, Griffin will effect a stock split such that the number of issued and outstanding shares of Common Stock will equal the number of then-outstanding shares of common stock, par value $0.01, of Culbro Corporation.


ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Griffin Land & Nurseries, Inc. is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in any action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Article VII of the Bylaws of Griffin Land & Nurseries, Inc. (filed as
Exhibit 3.2) provides for indemnification of the officers and directors to the full extent permitted by applicable law.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

    (a) Financial Statements--see pages F-1 and S-1

    (b) Exhibits

 EXHIBIT
   NO.                                                 DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------
     2.1   Form of Distribution Agreement among Culbro Corporation, Griffin Land & Nurseries, Inc. and General
             Cigar Holdings, Inc. (incorporated by reference to the Registration Statement on Form S-1 of
             General Cigar Holdings, Inc., filed December 24, 1996, as amended)

 EXHIBIT
   NO.                                                 DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------
     3.1   Form of Amended and Restated Certificate of Incorporation of Griffin Land & Nurseries, Inc.
     3.2   Form of Bylaws of Griffin Land & Nurseries, Inc.
    10.1   Form of Tax Sharing Agreement among Culbro Corporation, Griffin Land & Nurseries, Inc. and General
             Cigar Holdings, Inc. (incorporated by reference to the Registration Statement on Form S-1 of
             General Cigar Holdings, Inc., filed December 24, 1996, amended)
    10.2   Form of Benefits and Employment Matters Allocation Agreement among Culbro Corporation, Griffin Land
             & Nurseries, Inc. and General Cigar Holdings, Inc. (incorporated by reference to the Registration
             Statement on Form S-1 of General Cigar Holdings, Inc., filed December 24, 1996, amended)
    10.3   Form of Services Agreement among Culbro Corporation, Griffin Land & Nurseries, Inc. and General
             Cigar Holdings, Inc. (incorporated by reference to the Registration Statement on Form S-1 of
             General Cigar Holdings, Inc., filed December 24, 1996, amended)
    10.4   Form of Agricultural Lease between Griffin Land & Nurseries, Inc. and General Cigar Holdings, Inc.
             (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings,
             Inc., filed December 24, 1996, amended)
    10.5   Employment Agreement between Culbro Corporation and Jay M. Green, dated as of April 8, 1994 and as amended on January 11, 1997 (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings, Inc., filed December 24, 1996, amended)
    10.6   Form of 1997 Stock Option Plan of Griffin Land & Nurseries, Inc.
    10.7   Form of 401(k) Plan of Griffin Land & Nurseries, Inc.
    10.8   1996 Stock Plan of Culbro Corporation, dated as of March 15, 1996 (incorporated by reference to the definitive proxy statement of Culbro Corporation, dated March 15, 1996, for its Annual Meeting of
             Shareholders held on April 11, 1996)
    10.9   1992 Stock Plan of Culbro Corporation, dated December 10, 1993 (incorporated by reference to the definitive proxy statement of Culbro Corporation, dated March 3, 1993, for its Annual Meeting of
             Shareholders held on April 8, 1993)
    10.10  Stock Option Plan for Non-employee Directors of Culbro Corporation, dated December 10, 1993
             (incorporated by reference to the definitive proxy statement of Culbro Corporation, dated March 3,
             1993, for its Annual Meeting of Shareholders held on April 8, 1993)
    10.11  1991 Employees Incentive Stock Option Plan of Culbro Corporation, dated as of January 31, 1991 and as amended on February 12, 1985 (incorporated by reference to the definitive proxy statement of
             Culbro Corporation, dated April 9, 1991, for its Annual Meeting of Shareholders held on May 9,
             1993)
    10.12  Annual Incentive Compensation Plan of Culbro Corporation, dated as of December 7, 1995 (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings, Inc., filed
             December 24, 1996, amended)
    10.13  Annual Incentive Compensation Plan of General Cigar Co., Inc., dated as of December 7, 1995
             (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings,
             Inc., filed December 24, 1996, amended)
    10.14  Long Term Performance Plan of Culbro Corporation for the three-year period 1995-1997 (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings, Inc., filed
             December 24, 1996, amended)

 EXHIBIT
   NO.                                                 DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------
    10.15  Deferred Incentive Compensation Plan of Culbro Corporation, dated as of December 13, 1982 and as amended on February 12, 1985 (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings, Inc., filed December 24, 1996, amended)
    21.1   Subsidiaries of Griffin Land & Nurseries, Inc.

                                   SIGNATURES


    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New York, State of New York on June 3, 1997.


                                GRIFFIN LAND & NURSERIES, INC.

                                By:          /s/ FREDERICK M. DANZIGER
                                     -----------------------------------------
                                               Frederick M. Danziger
                                                     PRESIDENT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                 DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------
     2.1   Form of Distribution Agreement among Culbro Corporation, Griffin Land & Nurseries, Inc. and General
             Cigar Holdings, Inc. (incorporated by reference to the Registration Statement on Form S-1 of
             General Cigar Holdings, Inc., filed December 24, 1996, as amended)
     3.1   Form of Amended and Restated Certificate of Incorporation of Griffin Land & Nurseries, Inc.
     3.2   Form of Bylaws of Griffin Land & Nurseries, Inc.
    10.1   Form of Tax Sharing Agreement among Culbro Corporation, Griffin Land & Nurseries, Inc. and General
             Cigar Holdings, Inc. (incorporated by reference to the Registration Statement on Form S-1 of
             General Cigar Holdings, Inc., filed December 24, 1996, amended)
    10.2   Form of Benefits and Employment Matters Allocation Agreement among Culbro Corporation, Griffin Land
             & Nurseries, Inc. and General Cigar Holdings, Inc. (incorporated by reference to the Registration
             Statement on Form S-1 of General Cigar Holdings, Inc., filed December 24, 1996, amended)
    10.3   Form of Services Agreement among Culbro Corporation, Griffin Land & Nurseries, Inc. and General
             Cigar Holdings, Inc. (incorporated by reference to the Registration Statement on Form S-1 of
             General Cigar Holdings, Inc., filed December 24, 1996, amended)
    10.4   Form of Agricultural Lease between Griffin Land & Nurseries, Inc. and General Cigar Holdings, Inc.
             (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings,
             Inc., filed December 24, 1996, amended)
    10.5   Employment Agreement between Culbro Corporation and Jay M. Green, dated as of April 8, 1994 and as amended on January 11, 1997 (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings, Inc., filed December 24, 1996, amended)
    10.6   Form of 1997 Stock Option Plan of Griffin Land & Nurseries, Inc.
    10.7   Form of 401(k) Plan of Griffin Land & Nurseries, Inc.
    10.8   1996 Stock Plan of Culbro Corporation, dated as of March 15, 1996 (incorporated by reference to the definitive proxy statement of Culbro Corporation, dated March 15, 1996, for its Annual Meeting of
             Shareholders held on April 11, 1996)
    10.9   1992 Stock Plan of Culbro Corporation, dated December 10, 1993 (incorporated by reference to the definitive proxy statement of Culbro Corporation, dated March 3, 1993, for its Annual Meeting of
             Shareholders held on April 8, 1993)
    10.10  Stock Option Plan for Non-employee Directors of Culbro Corporation, dated December 10, 1993
             (incorporated by reference to the definitive proxy statement of Culbro Corporation, dated March 3,
             1993, for its Annual Meeting of Shareholders held on April 8, 1993)
    10.11  1991 Employees Incentive Stock Option Plan of Culbro Corporation, dated as of January 31, 1991 and as amended on February 12, 1985 (incorporated by reference to the definitive proxy statement of
             Culbro Corporation, dated April 9, 1991, for its Annual Meeting of Shareholders held on May 9,
             1993)
    10.12  Annual Incentive Compensation Plan of Culbro Corporation, dated as of December 7, 1995 (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings, Inc., filed
             December 24, 1996, amended)

 EXHIBIT
   NO.                                                 DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------
    10.13  Annual Incentive Compensation Plan of General Cigar Co., Inc., dated as of December 7, 1995
             (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings,
             Inc., filed December 24, 1996, amended)
    10.14  Long Term Performance Plan of Culbro Corporation for the three-year period 1995-1997 (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings, Inc., filed
             December 24, 1996, amended)
    10.15  Deferred Incentive Compensation Plan of Culbro Corporation, dated as of December 13, 1982 and as amended on February 12, 1985 (incorporated by reference to the Registration Statement on Form S-1 of General Cigar Holdings, Inc., filed December 24, 1996, amended)
    21.1   Subsidiaries of Griffin Land & Nurseries, Inc.